Exhibit 10.2

BOND TERMS
FOR
Kosmos Energy GTA Holdings 11.25% senior secured USD 550,000,000 bonds 2026/2031
ISIN NO 0013712281

Contents
Clause	Page
2.    THE BONDS    20
3.    THE BONDHOLDERS    23
4.    ADMISSION TO LISTING    24
5.    REGISTRATION OF THE BONDS    24
6.    CONDITIONS FOR DISBURSEMENT    24
7.    REPRESENTATIONS AND WARRANTIES    28
8.    PAYMENTS IN RESPECT OF THE BONDS    30
9.    INTEREST    33
10.    REDEMPTION AND REPURCHASE OF BONDS    33
11.    PURCHASE AND TRANSFER OF BONDS    36
12.    INFORMATION UNDERTAKINGS    36
13.    GENERAL AND FINANCIAL UNDERTAKINGS    38
14.    EVENTS OF DEFAULT AND ACCELERATION OF THE BONDS    42
15.    BONDHOLDERS’ DECISIONS    45
16.    THE BOND TRUSTEE    50
17.    AMENDMENTS AND WAIVERS    55
18.    MISCELLANEOUS    56
19.    GOVERNING LAW AND JURISDICTION    58

ATTACHMENT 1 COMPLIANCE CERTIFICATE
ATTACHMENT 2 RELEASE NOTICE – ESCROW ACCOUNT
ATTACHMENT 3 INTERCREDITOR PRINCIPLES
ATTACHMENT 4 SUBORDINATION PRINCIPLES

BOND TERMS between
ISSUER:	Kosmos Energy GTA Holdings, an exempted company incorporated with limited liability in the Cayman Islands, with registration number 427878 and LEI-code 984500ABK08A8BAAHB84; and
BOND TRUSTEE:	Nordic Trustee AS, a company existing under the laws of Norway with registration number 963 342 624 and LEI-code 549300XAKTM2BMKIPT85.
DATED:	27 January 2026
These Bond Terms shall remain in effect for so long as any Bonds remain outstanding.

1.INTERPRETATION
1.Definitions
The following terms will have the following meanings:
“Acceptable Bank” means a bank or financial institution which has a rating for its long-term unsecured, unsubordinated and non-credit-enhanced debt obligations of BBB or higher by Standard & Poor’s Rating Services or Fitch Ratings Ltd or Baa2 or higher by Moody’s Investors Service Limited (and where the highest rating shall be used in case of multiple ratings) or a comparable rating from an internationally recognised credit rating agency or (ii) such other bank or financial institution reasonably acceptable to the Bond Trustee.
“Accounting Standard” means GAAP.
“Accounts” means each of the bank accounts of any Issuer Group Company.
“Additional Bonds” means the debt instruments issued under a Tap Issue.
“Affiliate” means, in relation to any person:
(a)any person which is a Subsidiary of that person;
(b)any person with Decisive Influence over that person (directly or indirectly); and
(c)any person which is a Subsidiary of an entity with Decisive Influence over that person (directly or indirectly).
“Annual Financial Statements” means the audited consolidated annual financial statements of each of the Ultimate Parent and the Issuer for the financial years ending 31 December 2025 and any subsequent financial year, prepared in accordance with the Accounting Standard, such financial statements to include a profit and loss account, balance sheet, cash flow statement and report of the board of directors.
“Asset Coverage Ratio” means the ratio of Reserve Value to Net Debt.
“Attachment” means any schedule, appendix or other attachment to these Bond Terms.
“Bond Currency” means the currency in which the Bonds are denominated, as set out in Clause 2.1 (Amount, denomination and ISIN of the Bonds).
“Bond Terms” means these terms and conditions, including all Attachments which form an integrated part of these Bond Terms, in each case as amended and/or supplemented from time to time.
“Bond Trustee” means the company designated as such in the preamble to these Bond Terms, or any successor, acting for and on behalf of the Bondholders in accordance with these Bond Terms.
“Bondholder” means a person who is registered in the CSD as directly registered owner or nominee holder of a Bond, subject however to Clause 3.3 (Bondholders’ rights).
“Bondholders’ Meeting” means a meeting of Bondholders as set out in Clause 15 (Bondholders’ Decisions).
“Bonds” means (a) the debt instruments issued by the Issuer pursuant to these Bond Terms, including any Additional Bonds, and (b) any overdue and unpaid principal which has been issued under a separate ISIN in accordance with the regulations of the CSD from time to time.
“Business Day” means a day on which both the relevant CSD settlement system is open, and the relevant settlement system for the Bond Currency is open.
“Business Day Convention” means that if the last day of any Interest Period originally falls on a day that is not a Business Day, no adjustment will be made to the Interest Period.
“Call Notice” has the meaning ascribed to such term in paragraph (c) of Clause 10.2 (Voluntary early redemption – Call Option).
“Call Option” has the meaning ascribed to such term in paragraph (a) of Clause 10.2 (Voluntary early redemption – Call Option).
“Call Option Repayment Date” means the settlement date for the Call Option determined by the Issuer pursuant to Clause 10.2 (Voluntary early redemption – Call Option), paragraph (d) of Clause 10.3 (Mandatory repurchase due to a Put Option Event) or a date agreed upon between the Bond Trustee and the Issuer in connection with such redemption of Bonds.
“Cash and Cash Equivalents” means the at any time equivalent USD amount of the aggregate current market value of:
(a)cash in hand or amounts standing to the credit of any current and/or on deposit accounts with an Acceptable Bank; and

(b)time deposits with Acceptable Banks and certificates of deposit issued, and bills of exchange accepted, by an Acceptable Bank, in each case to which an Issuer Group Company is beneficially entitled at the time and to which an Issuer Group Company has free and unrestricted access, and which is not subject to Security (other than Transaction Security).
“Change of Control Event” means:
(a)if a person or group of persons acting in concert gains Decisive Influence over the Ultimate Parent; or
(b)if the Ultimate Parent ceases to beneficially (directly or indirectly) own and control 100 per cent. of the aggregate issued share capital of the Issuer.
“Closing Procedure” has the meaning ascribed to such term in paragraph (c) of Clause 6.1 (Conditions precedent for disbursement to the Issuer).
“Compliance Certificate” means a statement substantially in the form as set out in Attachment 1 hereto.
“CSD” means the central securities depository in which the Bonds are registered, being Euronext Securities Oslo (Verdipapirsentralen ASA (VPS)).
“Decisive Influence” means a person having, as a result of an agreement or through the ownership of shares or interests in another person (directly or indirectly):
(a)more than 50.00 per cent. of the voting rights in that other person; or
(b)a right to elect or remove a majority of the members of the board of directors of that other person.
“Default Notice” has the meaning ascribed to such term in Clause 14.2 (Acceleration of the Bonds).
“Default Repayment Date” means the settlement date set out by the Bond Trustee in a Default Notice requesting early redemption of the Bonds.
“Distribution” means, in respect of the relevant entity, (a) any declaration, making or payment of any dividend or other distribution on or in respect of any of its shares, (b) any redemption, repurchase, defeasance, retirement or repayment of its share capital, and (c) any prepayment or repayment of any Subordinated Loan or any payment of any interest, fee, charge or premium accrued in respect thereof (other than through adding such amounts to the principal amount).
“Escrow Account” means an account in the name of the Issuer, blocked (or otherwise restricted, as determined by the Bond Trustee) so that no withdrawals can be made therefrom without the Bond Trustee’s prior written consent and pledged on first priority in favour of the Bond Trustee (on behalf of the Bondholders) as security for the Issuer’s obligations under the Finance Documents with an Acceptable Bank in Norway or with Nordic Trustee Services AS.

“Escrow Account Pledge” means the pledge over the Escrow Account, where the bank operating the account has waived any set-off rights.
“Event of Default” means any of the events or circumstances specified in Clause 14.1 (Events of Default).
“Exchange” means:
(a)Nordic ABM a self-regulated marketplace organised and operated by Euronext Oslo Børs; or
(b)any regulated market as such term is understood in accordance with the Markets in Financial Instruments Directive 2014/65/EU (MiFID II) and Regulation (EU) No. 600/2014 on markets in financial instruments (MiFIR).
“Exempted Accounts” means:
(a)each withholding account or other tax deduction account (provided that such account shall only hold the withholding amount or tax deduction amount);
(b)each cash collateral bank account permitted under these Bond Terms (provided that such account shall only hold the cash collateral amount);
(c)any bank account which cannot be pledged because of a prohibition imposed by law or by the relevant account bank; and
(d)any bank account which cannot be pledged without restricting the bank account holder’s access or rights to operate the account (for as long as no Event of Default is continuing).
“Existing Ultimate Parent Notes” means the Ultimate Parent’s 7.750% Senior Notes due in 2027.
“Fee Agreement” means the agreement entered into between the Issuer and the Bond Trustee relating, among other things, to the fees to be paid by the Issuer to the Bond Trustee for the services provided by the Bond Trustee relating to the Bonds.
“Finance Documents” means these Bond Terms, the Fee Agreement, any Transaction Security Document, the Intercreditor Agreement, the Subordination Deed and any other document designated by the Issuer and the Bond Trustee as a Finance Document.
“Financial Indebtedness” means any indebtedness for or in respect of:
(a)moneys borrowed (and debit balances at banks or other financial institutions);
(b)any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;
(c)any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument, including the Bonds;

(d)the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with the Accounting Standard, be capitalised as an asset and booked as a corresponding liability in the balance sheet;
(e)receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis provided that the requirements for de-recognition under the Accounting Standard are met);
(f)any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price and, when calculating the value of any derivative transaction, only the mark to market value (or, if any actual amount is due as a result of the termination or close-out of that derivative transaction, that amount shall be taken into account);
(g)any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution in respect of an underlying liability of a person which is not an Issuer Group Company which liability would fall within one of the other paragraphs of this definition;
(h)any amount raised by the issue of redeemable shares which are redeemable (other than at the option of the Issuer) before the Maturity Date or are otherwise classified as borrowings under the Accounting Standard;
(i)any amount of any liability under an advance or deferred purchase agreement, if (a) the primary reason behind entering into the agreement is to raise finance or (b) the agreement is in respect of the supply of assets or services and payment is due more than 120 calendar days after the date of supply;
(j)any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing or otherwise being classified as a borrowing under the Accounting Standard; and
(k)without double counting, the amount of any liability in respect of any guarantee for any of the items referred to in paragraphs (a) to (j) above.
“Financial Reports” means the Annual Financial Statements and the Interim Accounts.
“Financial Support” means any loans, guarantees or other financial assistance (whether actual or contingent).
“First Call Date” means the Interest Payment Date occurring on 29 July 2028.
“First Call Price” has the meaning ascribed to such term in paragraph (a) (ii) of Clause 10.2 (Voluntary early redemption - Call Option).
“FPSO” means the current floating production, storage and off-loading unit used for the GTA Field.
“Free Cash Flow After Debt Service” means, in respect of any Relevant Period and as reported in the most recent Financial Report for the Issuer on a consolidated basis, (a) net cash from operating activities less (b) cash used in investment activities less (c) cash debt service, including any principal payments on any loans and any payment on any lease or hire purchase contract (including lease payments under the lease agreement for the FPSO) less (d) any Distributions previously paid during the Relevant Period but not inclusive of the Distribution in respect of the which the Free Cash Flow After Debt Service is calculated plus (e) any net realized proceeds from the sale of an Unrestricted Asset (following completion of the Mandatory Tender Offers only, and less any amount utilized for such Mandatory Tender Offer).
“GAAP” means generally accepted accounting practices and principles in the country in which the Ultimate Parent is incorporated including, and if applicable, IFRS.
“GTA Farm-down Event” means a sale for cash consideration by the Issuer Group, directly or indirectly to any persons not being a member of the Issuer Group but excluding the Incorporated JV Transaction, of up to 13.3 per cent. of the total working interest in the GTA Field, which may be carried out in one or more transactions, provided that the aggregate of such transactions shall not exceed 13.3 per cent. of the total working interest in the GTA Field.
“GTA Field” means the Greater Tortue Ahmeyim Field in Mauritania Block C8 and in the Senegal Saint-Louis Offshore Profond Block.
“Guarantees” means the Senior Guarantees and the Junior Guarantees.
“Guarantor” means, from time to time, each of the:
(a)the Ultimate Parent;
(b)the Issuer Group Guarantors;
(c)the Ultimate Parent Group Senior Guarantors; and
(d)the Ultimate Parent Group Junior Guarantors.
“Hydrocarbon Asset” means each of the hydrocarbon licence, production sharing contract and block held by any Issuer Group Company at any time.
“IFRS” means the International Financial Reporting Standards, and guidelines and interpretations issued by the International Accounting Standards Board (or any predecessor and successor thereof), in force from time to time and to the extent applicable to the relevant financial statement.
“Incorporated JV” means an entity incorporated and jointly owned by all partners holding a working interest in the GTA Field for the purpose of structuring the joint ownership and development of the GTA Field in full.
“Incorporated JV Transaction” means a transaction or series of transactions whereby the Issuer Group’s total working interest in the GTA Field is transferred to an Incorporated JV against ownership in the Incorporated JV in proportion to its prior working interest in the GTA Field.

“Incurrence Test” has the meaning ascribed to such term in Clause 13.21 (Incurrence Test).
“Initial Bond Issue” means the amount to be issued on the Issue Date as set out in Clause 2.1 (Amount, denomination and ISIN of the Bonds).
“Initial Nominal Amount” means the Nominal Amount of each Bond on the Issue Date as set out in Clause 2.1 (Amount, denomination and ISIN of the Bonds).
“Insolvent” means that a person:
(a)is unable or admits inability to pay its debts as they fall due;
(b)suspends making payments on any of its debts generally; or
(c)is otherwise considered insolvent or bankrupt within the meaning of the relevant bankruptcy legislation of the jurisdiction which can be regarded as its centre of main interest as such term is understood pursuant to Regulation (EU) 2015/848 on insolvency proceedings (as amended from time to time).
“Insurances” means all policies and contracts of insurance which are from time to time in place or taken out or entered into by or for the benefit of an Issuer Group Company and all benefits thereunder (including claims of whatsoever nature and return of premiums) other than any insurance taken out by an operator (including any Issuer Group Company in its capacity as operator).
“Intercompany Loan” means any loan or credit made by one Issuer Group Company to another Issuer Group Company where the principal amount thereof is at least of USD 2,500,000 (or the equivalent amount in another currency) and which payments shall be pursuant to the terms of the Intercreditor Agreement, provided that no Financial Indebtedness under any cash pooling arrangement shall constitute an Intercompany Loan.
“Intercreditor Agreement” means an intercreditor agreement based on the Intercreditor Principles.
“Intercreditor Principles” means the intercreditor principles set out in Attachment 3.
“Interest Payment Date” means the last day of each Interest Period, the first Interest Payment Date being 29 July 2026 and the last Interest Payment Date being the Maturity Date.
“Interest Period” means, subject to adjustment in accordance with the Business Day Convention, the periods between 29 January and 29 July each year, provided however that an Interest Period shall not extend beyond the Maturity Date.
“Interest Rate” means 11.25 percentage points per annum.
“Interim Accounts” means the unaudited consolidated interim financial statements for each of (a) the Ultimate Parent for each quarterly period ending on a Quarter Date and (b) the Issuer for each half-year period ending 30 June and 31 December each year (first time 30 June 2026), prepared in accordance with the Accounting Standard, each such financial statements to include a profit and loss account, balance sheet, cash flow statement and management commentary.

“ISIN” means International Securities Identification Number.
“Issue Date” means 29 January 2026.
“Issuer” means the company designated as such in the preamble to these Bond Terms.
“Issuer Group” the Issuer and each of its Subsidiaries from time to time.
“Issuer Group Company” means any person which is a member of the Issuer Group.
“Issuer Group Guarantors” means each of:
(a)Kosmos Energy Tortue Finance, an exempted company incorporated with limited liability in the Cayman Islands, with reg. no 338302;
(b)Kosmos Energy Senegal, an exempted company incorporated with limited liability in the Cayman Islands, with reg. no 290078;
(c)Kosmos Energy Investments Senegal Limited, a private limited company incorporated under the laws of England and Wales, with reg. no 10520822;
(d)Kosmos Energy Mauritania, an exempted company incorporated with limited liability in the Cayman Islands, with reg. no 266444; and
(e)any other direct or indirect Subsidiary of Issuer from time to time.
“Issuer’s Bonds” means any Bonds which are owned by the Issuer or any other Issuer Group Company, or an Affiliate of the Issuer or such other Issuer Group Company.
“Junior Guarantees” means the guarantees issued by each of the Ultimate Parent Group Junior Guarantors in respect of the Secured Obligations, and which are subordinated under and subject to the terms of the Subordination Deed (and in respect of which, good discharge may only be made by payment to the Security Agent on behalf of the Secured Parties).
“Liquidity” means aggregate of the Cash and Cash Equivalents.
“Listing Failure Event” means:
(a)that the Bonds have not been admitted to listing on an Exchange within 6 months following the Issue Date; or
(b)in the case of a successful admission to listing, that a period of 6 months has elapsed since the Bonds ceased to be admitted to listing on an Exchange.
“Make Whole Amount” means an amount equal to the sum of the present value on the Repayment Date of:
(a)the Nominal Amount of the redeemed Bonds at the First Call Price as if such payment originally had taken place on the First Call Date; and
(b)the remaining interest payments of the redeemed Bonds (less any accrued and unpaid interest on the redeemed Bonds as at the Repayment Date) to the First Call Date,

where the present value (in respect of paragraphs (a) and (b) above) shall be calculated by using a discount rate of 3.9165 per cent. per annum.
“Managers” means Fearnley Securities AS and Pareto Securities AS.
“Mandatory Tender Offer” has the meaning ascribed to such term in paragraph (a) of Clause 10.5 (Mandatory Tender Offer).
“Material Adverse Effect” means a material adverse effect on:
(a)the ability of the Issuer or any Guarantor to perform and comply with its obligations under any Finance Document; or
(b)the validity or enforceability of any of the Finance Documents.
“Maturity Date” means 29 January 2031, adjusted according to the Business Day Convention.
“Maximum Issue Amount” means the maximum amount that may be issued under these Bond Terms as set out in Clause 2.1 (Amount, denomination and ISIN of the Bonds).
“Net Debt” means, in respect of the Issuer Group on a consolidated basis, the Total Debt less the amount of the Cash and Cash Equivalents.
“Net Proceeds” means the proceeds from the issuance of the Bonds (net of fees and legal cost of the Managers and, if required by the Bond Trustee, the Bond Trustee fee, and any other cost and expenses incurred in connection with the issuance of the Bonds).
“Net Sale Proceeds” means the cash proceeds realised from the sale or disposal of any Unrestricted Asset net of any liability relating or attaching to such Unrestricted Asset or any costs, expenses and taxes payable in relation to or resulting from such sale or disposal.
“Nominal Amount” means the nominal value of each Bond at any time. The Nominal Amount may be amended pursuant to paragraph (k) of Clause 16.2 (The duties and authority of the Bond Trustee).
“Outstanding Bonds” means any Bonds not redeemed or otherwise discharged.
“Overdue Amount” means any amount required to be paid by the Issuer or a Guarantor under the Finance Documents but not made available to the Bondholders on the relevant Payment Date or otherwise not paid on its applicable due date.
“Pari Passu Hedging Agreement” means any master agreement, confirmation, schedule or other agreement entered into or to be entered into by any Issuer Group Company and a Hedge Counterparty (as defined in the Intercreditor Agreement) in respect of Permitted Hedging Obligations which may benefit from the Transaction Security.
“Partial Payment” means a payment that is insufficient to discharge all amounts then due and payable under the Finance Documents.

“Paying Agent” means the legal entity appointed by the Issuer to act as its paying agent with respect to the Bonds in the CSD.
“Payment Date” means any Interest Payment Date or any Repayment Date.
“Permitted Distributions” means any Distribution (except for the Ultimate Parent Loan) (provided that no Event of Default has occurred and is continuing):
(a)by an Issuer Group Company if such Distribution is made to another Issuer Group Company; and
(b)by the Issuer to the Ultimate Parent or any other Ultimate Parent Group Company (not being an Issuer Group Company), subject to compliance with the Incurrence Test.
“Permitted Financial Indebtedness” means, in respect of any Issuer Group Company, any Financial Indebtedness:
(a)arising under the Finance Documents;
(b)subject to the Incurrence Test, arising under any Tap Issue;
(c)arising under any Subordinated Loan;
(d)arising under any Intercompany Loans;
(e)arising under any Permitted Hedging Obligations;
(f)incurred under any advance or deferred purchase agreement on normal commercial terms from any of its trading partners in the ordinary course of its trading activities;
(g)under any pension and tax liabilities incurred in the ordinary course of business;
(h)incurred under any finance or capital leases of vehicles, equipment, computers, production, storage and export facilities or other relevant assets incurred in the ordinary course of business;
(i)incurred (i) for the purpose of financing or refinancing a direct or indirect acquisition of a part of the FPSO or (ii) under any finance or capital lease arrangement on respect of any part of the FPSO, in each case which part (which is acquired by the relevant Issuer Group Company) shall be proportionate to the Issuer Group’s working interest in the GTA Field (in accordance with the terms of the joint operating agreement (or similar arrangement) for the GTA Field);
(j)arising under any cash pooling or cash management arrangement, involving Issuer Group Companies;
(k)in relation to letters of credit or other types of guarantees, that are required under any applicable law;
(l)incurred as part of the relevant Issuer Group Company’s operations, activities and business related or incidental to its direct or indirect ownership of Hydrocarbon Assets or associated assets in the GTA Field, in each case in the form of payment obligations to operators, license partners, off-takers, suppliers, rig or asset owners and governmental bodies, in each case under or pursuant to law, operating agreements, license agreements, development agreements, profit sharing agreements, decommissioning agreements, rig or drilling agreements, agreements for the use of infrastructure or transportation;
(m)arising as a result of a contemplated refinancing of the Bonds in full, provided that (i) a call notice has been served on the Bonds or will be served in connection with the refinancing and (ii) the proceeds of such debt issuance are held in escrow until full repayment of the Bonds; and
(n)not permitted by the preceding paragraphs and the aggregate outstanding principal amount of which does not exceed an aggregate amount of USD 15,000,000 (or the equivalent in other currencies) for the Issuer Group at any time.
“Permitted Financial Support” means any Financial Support:
(a)arising under the Finance Documents;
(b)any guarantee or indemnity granted in respect of any Permitted Hedging Obligation, subject to the terms of the Intercreditor Agreement;
(c)granted in respect of the obligations of another Issuer Group Company other than Kosmos Energy Tortue Finance;
(d)in the form of endorsement of negotiable instruments in the ordinary course of trade;
(e)granted by an Issuer Group Company (i) in respect of any Financial Indebtedness incurred in accordance with paragraph (i) of the definition of “Permitted Financial Indebtedness” or (ii) in respect of any other third party financing of the FPSO provided, in respect of this item (ii), that such Financial Support shall be limited in proportion to the Issuer Group’s working interest in the GTA Field (in accordance with the terms of the joint operating agreement (or similar arrangement) for the GTA Field);
(f)arising in respect of the Issuer Group’s obligations in accordance with paragraph (d) of the definition of “Permitted Financial Indebtedness”;
(g)in the form of any performance or similar bond guaranteeing performance by an Issuer Group Company under any contract entered into in the ordinary course of trade;
(h)in the form of any indemnity given in the ordinary course of the documentation of an acquisition or disposal transaction which is permitted hereunder and which indemnity is in a customary form and subject to customary limitations;
(i)which constitutes a trade credit or guarantee issued in respect of a liability incurred by another Issuer Group Company in the ordinary course of business;
(j)provided to any regulator in respect of any hydrocarbon asset owned by the Issuer Group;
(k)in the form of Intercompany Loans; and

(l)not permitted by the preceding paragraphs which does not (in total) exceed USD 15,000,000 (or its equivalent in other currencies) in aggregate for the Issuer Group at any time.
“Permitted Hedging Obligations” means liabilities of any Issuer Group Company under a derivative transaction entered into with one or more hedge counterparties in connection with protection against or benefit from fluctuation in any rate or price, where such exposure arises in respect of payments to be made under these Bond Terms or any other new debt or otherwise in the ordinary course of business (but not a derivative transaction for investment or speculative purposes) where such hedging may be conducted:
(a)on an unsecured basis at the Ultimate Parent level or by Ultimate Parent’s wholly-owned Subsidiary, Kosmos Energy Finance International, and subsequently back-to-back with the Issuer or another Guarantor, provided that the claim against the Issuer Group is subordinated to the Bonds in the case of an Event of Default and the Ultimate Parent or Kosmos Energy Finance International (as the case may be) accedes to the Intercreditor Agreement as a Subordinated Creditor; or
(b)by an Issuer Group Company under a Pari Passu Hedging Agreement.
“Permitted Security” means:
(a)any Security created under the Finance Documents;
(b)any Security securing any Permitted Hedging Obligations, provided that such Security is extended to and shared with the Secured Parties to the extent required by and pursuant to and in accordance with the terms of the Intercreditor Agreement;
(c)any lien arising by operation of law or in the ordinary course of business;
(d)any Security arising as part of the of the Issuer Group’s operations under or pursuant to any operating agreements, license agreements, development agreements, decommissioning agreements, rig or drilling agreements or agreements for the use of infrastructure or transportation, in each case to which it is a party and to the extent related to any Hydrocarbon Asset or associated asset of the Issuer Group of the GTA Field and in no event for the purpose of raising financing;
(e)any Security provided to any regulator in respect of any Hydrocarbon Asset of the Issuer Group;
(f)any Security arising as a result of legal proceedings discharged within 180 days or otherwise being contested in good faith;
(g)any netting or set-off arrangement entered into by any Issuer Group Company in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances of any Issuer Group Companies (if applicable);
(h)any Security arising as a consequence of any finance or capital lease and so long as the Security is limited to Security over the assets subject to such finance or capital lease;
(i)any Security over documents of title and goods as part of a documentary credit transaction entered into in the ordinary course of trade;

(j)granted by an Issuer Group Company (i) in respect of any Financial Indebtedness incurred in accordance with paragraph (i) of the definition of “Permitted Financial Indebtedness” or (ii) in respect of any other third party financing of the FPSO provided, in respect of this item (ii), that Security shall be limited in proportion to the Issuer Group’s working interest in the GTA Field (in accordance with the terms of the joint operating agreement (or similar arrangement) for the GTA Field); and
(k)any Security securing Financial Indebtedness the outstanding principal amount of which (when aggregated with the outstanding principal amount of any other Financial Indebtedness which has the benefit of Security given by any Issuer Group Company other than any permitted under the preceding paragraphs) does not exceed USD 15,000,000 (or its equivalent in other currencies) in aggregate for the Issuer Group at any time.
“Put Option” has the meaning ascribed to such term in Clause 10.3 (Mandatory repurchase due to a Put Option Event).
“Put Option Event” means a Change of Control Event or a Share De-Listing Event.
“Put Option Repayment Date” means the settlement date for the Put Option pursuant to Clause 10.3 (Mandatory repurchase due to a Put Option Event).
“Quarter Date” means each 31 March, 30 June, 30 September and 31 December.
“Relevant Jurisdiction” means the country in which the Bonds are issued, being Norway.
“Relevant Period” means each period of 12 consecutive calendar months ending on the preceding Quarter Date.
“Relevant Record Date” means the date on which a Bondholder’s ownership of Bonds shall be recorded in the CSD as follows:
(a)in relation to payments pursuant to these Bond Terms, the date designated as the Relevant Record Date in accordance with the rules of the CSD from time to time; or
(b)for the purpose of casting a vote with regard to Clause 15 (Bondholders’ Decisions), the date falling on the immediate preceding Business Day to the date of that Bondholders’ decision being made, or another date as accepted by the Bond Trustee.
“Repayment Date” means any Call Option Repayment Date, the Default Repayment Date, any Put Option Repayment Date, the Tax Event Repayment Date, any date for redemption of Bonds in accordance with Clause 10.5 (Mandatory Tender Offer), any date for redemption of Bonds in accordance with Clause 10.6 (Mandatory Redemption – GTA Farm-down Event) or the Maturity Date.
“Reserve Value” means, calculated for the Issuer Group based on the Reserve Value Report, the total future net revenue attributable to the proved plus probable reserves of the GTA Field as allocated to the Issuer Group working interest, before deducting future income tax expenses, estimated using forecast prices and costs and calculated using 10 per cent. as discount rate.

“Reserve Value Report” means any oil and gas reserves with respect to a certain date and covering the GTA Field, performed by independent and qualified reserves evaluators, including, as relevant, any such report in respect of the Ultimate Parent Group’s oil and gas reserves or any separate report in respect of the GTA Field only, in accordance with the SPE-PRMS.
“Secured Obligations” means all present and future liabilities and obligations of the Issuer and the Senior Guarantors to any of the Secured Parties under the Finance Documents or any Pari Passu Hedging Agreement.
“Secured Parties” means (a) before any Intercreditor Agreement has been entered into, the Security Agent and the Bond Trustee on behalf of itself and the Bondholders and (b) after an Intercreditor Agreement has been entered into, “Secured Parties” shall have the meaning given to that term in the Intercreditor Agreement.
“Securities Trading Act” means the Securities Trading Act of 2007 no.75 of the Relevant Jurisdiction.
“Security” means a mortgage, charge, pledge, lien, security assignment or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.
“Security Agent” means the Bond Trustee in its capacity as security agent or any successor Security Agent, acting for and on behalf of the Secured Parties in accordance with any Security Agent Agreement or any other Finance Document.
“Security Agent Agreement” means any agreement other than these Bond Terms whereby the Security Agent is appointed to act as such in the interest of the Bond Trustee (on behalf of itself and the Bondholders).
“Security Provider” means any person granting Transaction Security.
“Senior Guarantees” means the joint and several unconditional and irrevocable Norwegian law guarantee and indemnity issued by each of the Senior Guarantors in respect of the Secured Obligations.
“Senior Guarantors” means the Ultimate Parent, each Issuer Group Guarantor and each Ultimate Parent Group Senior Guarantor.
“Share De-Listing Event” means an event where the Ultimate Parent’s common shares are no longer listed on the New York Stock Exchange.
“Subordinated Loan” means any debt financing that:
(a)is provided to the Issuer by any person or entity which is not an Issuer Group Company, in each case provided that the relevant creditor has acceded to the Intercreditor Agreement as a Subordinated Creditor;
(b)falls due no less than 6 months after the Maturity Date and contains no scheduled amortisation prior to such time; and

(c)the terms of that loan are subject to the provisions of the Intercreditor Agreement, inter alia to ensure that such loan is fully subordinated to the Secured Obligations and where no (i) principal may be paid, repaid, re-purchased, netted, set off, reduced through the payment of other amounts or settled in kind, (ii) interest, fees, premia or other amounts may be paid (other than as a Permitted Distribution) and (iii) acceleration or declaration of default may occur, in each case prior to all the Secured Obligations having been discharged in full.
“Subordination Deed” means a subordination deed based on the Subordination Principles.
“Subordination Principles” means the subordination principles set out in Attachment 4.
“Subsidiary” means a person over which another person has Decisive Influence.
“Summons” means the call for a Bondholders’ Meeting or a Written Resolution as the case may be.
“Tap Issue” has the meaning ascribed to such term in Clause 2.1 (Amount, denomination and ISIN of the Bonds).
“Tap Issue Addendum” has the meaning ascribed to such term in Clause 2.1 (Amount, denomination and ISIN of the Bonds).
“Tax Event Repayment Date” means the date set out in a notice from the Issuer to the Bondholders pursuant to Clause 10.4 (Early redemption option due to a tax event).
“Termination Event” means, with respect to any Hydrocarbon Asset, the handing back, revocation, termination or cancellation in full of that Hydrocarbon Asset and the rights associated therewith.
“Total Debt” means the aggregate sum of all interest-bearing Financial Indebtedness of the Issuer Group, other than in respect of Kosmos Energy Tortue Finance, any Subordinated Loan and any Financial Indebtedness in which an Issuer Group Company is the creditor.
“Transaction Security” means the Security created or expressed to be created in favour of the Security Agent (on behalf of the Secured Parties) pursuant to the Transaction Security Documents.
“Transaction Security Documents” means, collectively, the Escrow Account Pledge and all of the other documents which shall be executed or delivered pursuant to Clause 2.5 (Transaction Security).
“Ultimate Parent” means Kosmos Energy Ltd, a public limited company incorporated under the laws of Delaware, with registration number 7211582.
“Ultimate Parent Equity Contribution” means a cash contribution (as equity or Subordinated Loan) from the Ultimate Parent (or any of its Subsidiaries not being an Issuer Group Company) solely for the purpose of financing capital expenditures related to future expansion of the GTA Field beyond existing capacity and infrastructure as of the Issue Date.

“Ultimate Parent Group Junior Guarantors” means the following Ultimate Parent Group Companies: Kosmos Energy Finance International, Kosmos Energy Operating, Kosmos Energy Development, Kosmos Energy International, Kosmos Energy Ghana HC, Kosmos Energy Equatorial Guinea, Kosmos Energy Ghana Investments and Kosmos Energy Ghana Holdings Limited.
“Ultimate Parent Group Senior Guarantors” means each of the following Ultimate Parent Group Companies: Kosmos Energy GOM Holdings LLC, Kosmos Energy Gulf of Mexico LLC, Kosmos Energy Gulf of Mexico Management LLC, Kosmos Energy Gulf of Mexico Operations LLC.
“Ultimate Parent Group” the Ultimate Parent and each of its Subsidiaries from time to time.
“Ultimate Parent Group Company” means any person which is a member of the Ultimate Parent Group.
“Ultimate Parent Loan” means a loan provided by the Issuer to the Ultimate Parent for refinancing of existing debt in the Ultimate Parent in accordance with the purpose set out in Clause 2.3 (Use of proceeds).
“Unrestricted Assets” means each of the Unrestricted Field and the Unrestricted Monetary Claim.
“Unrestricted Field” means the Yakaar-Teranga field offshore Senegal.
“Unrestricted Monetary Claim” means the monetary claims owing to Kosmos Energy Tortue Finance pursuant to the Carry Advance Agreements entered into with the national oil companies of Mauritania and Senegal.
“Voting Bonds” means the Outstanding Bonds less the Issuer’s Bonds.
“Written Resolution” means a written (or electronic) solution for a decision making among the Bondholders, as set out in Clause 15.5 (Written Resolutions).
2.Construction
In these Bond Terms, unless the context otherwise requires:
(a)headings are for ease of reference only;
(b)words denoting the singular number will include the plural and vice versa;
(c)references to Clauses are references to the Clauses of these Bond Terms;
(d)references to a time are references to Central European Time unless otherwise stated;
(e)references to a provision of “law” are a reference to that provision as amended or re-enacted, and to any regulations made by the appropriate authority pursuant to such law;
(f)references to a “regulation” includes any regulation, rule, official directive, request or guideline by any official body;

(g)references to a “person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, unincorporated organisation, government, or any agency or political subdivision thereof or any other entity, whether or not having a separate legal personality;
(h)references to Bonds being “redeemed” means that such Bonds are cancelled and discharged in the CSD in a corresponding amount, and that any amounts so redeemed may not be subsequently re-issued under these Bond Terms;
(i)references to Bonds being “purchased” or “repurchased” by the Issuer means that such Bonds may be dealt with by the Issuer as set out in Clause 11.1 (Issuer’s purchase of Bonds);
(j)references to an “instruction” from the Bondholders includes any instruction or demand in writing or a resolution in accordance with Clause 15 (Bondholders’ decision);
(k)references to persons “acting in concert” shall be interpreted pursuant to the relevant provisions of the Securities Trading Act; and
(l)an Event of Default is “continuing” if it has not been remedied or waived.
2.THE BONDS
1.Amount, denomination and ISIN of the Bonds
(a)The Issuer has resolved to issue a series of Bonds up to USD 550,000,000 (the “Maximum Issue Amount”). The Bonds may be issued on different issue dates and the Initial Bond Issue will be in the amount of USD 350,000,000. The Issuer may, provided that the conditions set out in Clause 6.4 (Tap Issues) are met, on one or more occasions up until, but excluding, the Maturity Date or any earlier date prior to the date when the Bonds have been redeemed in full, issue Additional Bonds (each a “Tap Issue”) until the aggregate Nominal Amount of all Additional Bonds equals in aggregate the Maximum Issue Amount less the Initial Bond Issue. Each Tap Issue will be subject to identical terms as the Bonds issued pursuant to the Initial Bond Issue in all respects as set out in these Bond Terms, except that Additional Bonds may be issued at a different price than for the Initial Bond Issue and which may be below or above the Nominal Amount. The Bond Trustee shall prepare an addendum to these Bond Terms evidencing the terms of each Tap Issue (a “Tap Issue Addendum”).
(b)The Bonds are denominated in US Dollars (USD), being the legal currency of the United States of America.
(c)The Initial Nominal Amount of each Bond is USD 10,000.
(d)The ISIN of the Bonds is set out on the front page. These Bond Terms apply with identical terms and conditions to (i) all Bonds issued under this ISIN and (ii) any Overdue Amounts issued under one or more separate ISIN in accordance with the regulations of the CSD from time to time.
(e)Holders of Overdue Amounts related to interest claims will not have any other rights under these Bond Terms than their claim for payment of such interest claim which claim shall be subject to paragraph (b) of Clause 15.1 (Authority of the Bondholders’ Meeting).

2.Tenor of the Bonds
The tenor of the Bonds is from and including the Issue Date to but excluding the Maturity Date.
3.Use of proceeds
(a)The Net Proceeds from the Initial Bond Issue shall be employed as follows:
(i)by granting the Ultimate Parent Loan to refinance or repay existing debt of the Ultimate Parent Group (including USD 250,000,000 of the Existing Ultimate Parent Notes); and
(ii)for general corporate purposes of the Issuer Group.
(b)The Issuer will use the net from the issuance of any Additional Bonds for capital expenditures related to future expansion of the GTA Field beyond existing capacity and infrastructure as of the Issue Date. For the avoidance of doubt, proceeds from any Tap Issue shall not be applied to refinance any debt incurred by the Ultimate Parent.
4.Status of the Bonds and the Guarantees
(a)The Bonds and all other payment obligations under or in relation to the Finance Documents shall constitute senior secured unsubordinated debt obligations of the Issuer and shall rank pari passu between themselves and at least pari passu with all other senior obligations of the Issuer, except for obligations which are mandatorily preferred by bankruptcy, insolvency, liquidation or other similar laws of general application. All payment obligations under or in relation to the Finance Documents shall rank ahead of any subordinated capital.
(b)The Bonds will be secured on a pari passu basis with the claims of the other Secured Parties in respect of the Transaction Security (other than over the Escrow Account), and all Secured Parties will receive (i) the proceeds from any enforcement of the Transaction Security (other than over the Escrow Account), Guarantees and certain distressed disposals and (ii) any payments following any other enforcement event on a pari passu pro rata basis, in accordance with the waterfall provisions of the Intercreditor Agreement.
(c)The Senior Guarantees constitute the senior unsubordinated debt obligations of the Senior Guarantors. The Junior Guarantees constitute the senior unsubordinated debt obligations of the Ultimate Parent Group Junior Guarantors, but subordinated in all respects to the relevant Senior Lenders (as defined in the Subordination Deed) in accordance with the Subordination Deed.
5.Transaction Security
(a)As Security for the due and punctual fulfilment of the Secured Obligations, the Issuer shall procure that the following Transaction Security is granted in favour of the Security Agent on behalf of the Secured Parties within the times agreed in Clause 6 (Conditions for Disbursement), subject to mandatory limitations under applicable law, and the terms and conditions of the Intercreditor Agreement:
Pre-Settlement Transaction Security:
(i)the Escrow Account Pledge;

Pre-Disbursement Transaction Security:
(ii)a Guarantee granted by each of the Ultimate Parent and the Issuer Group Guarantors;
(iii)a first priority assignment of any Subordinated Loans, from time to time;
(iv)a first priority assignment of the Ultimate Parent Loan;
(v)a first priority pledge of all of the shares in each Issuer Group Company, from time to time;
(vi)a first priority pledge by each Issuer Group Company in respect of any Accounts, other than Exempted Accounts;
(vii)a first priority assignment by any Issuer Group Company in respect of any Intercompany Loan, from time to time;
Post-Disbursement Transaction Security:
(viii)a Guarantee granted by each of the Ultimate Parent Group Senior Guarantors and the Ultimate Parent Group Junior Guarantors.
(b)The Guarantees and the Transaction Security shall be granted as follows:
(i)the Pre-Settlement Transaction Security shall be granted in due time before the Issue Date as security in favour of the Bond Trustee (on behalf of the Bondholders);
(ii)the Pre-Disbursement Transaction Security shall be granted no later than prior to disbursement from the Escrow Account as security in favour of the Secured Parties; and
(iii)the Post-Disbursement Transaction Security shall be granted no later than within 90 days after the date of the first release of Net Proceeds from the Escrow Account.
(c)The Security Agent shall have the right (acting in its sole discretion) to release the Escrow Account Pledge after all funds on the Escrow Account have been fully and irrevocably released to the Issuer.
(d)The Security Agent is irrevocably authorised to (i) release any Guarantees and Transaction Security over assets which are sold or otherwise disposed of (directly or indirectly) (A) in any merger, de-merger or disposal permitted in compliance with Clauses 13.6 (Mergers), 13.7 (De-mergers) or 13.12 (Disposals) and (B) following an enforcement of such Transaction Security.
(e)The Transaction Security and the Intercreditor Agreement shall be entered into on such terms and conditions as the Security Agent and the Bond Trustee in their discretion deem appropriate in order to create the intended benefit for the Secured Parties under the relevant document.

6.Additional Transaction Security
(a)Additional first priority Transaction Security shall be granted by and over any Subordinated Loan, Ultimate Parent Loan, Intercompany Loan, Accounts or shares in each of the Issuer and each Issuer Group Company coming into existence after the date of the first release from the Escrow Account within 45 days after the day such assets came into existence. Such additional Transaction Security shall be on substantially the same terms as the initial Transaction Security or otherwise on terms satisfactory to the Bond Trustee. The Issuer shall ensure that, within the same 45 days, the Bond Trustee receives such corporate resolutions, formalities documents and legal opinions as the Bond Trustee shall reasonably require in relation thereto.
(b)In the event of an Incorporated JV Transaction, Transaction Security shall be granted over the Issuer Group’s ownership interest in the Incorporated JV, in each case subject to the mutual rights and obligations of each partner in respect of the Incorporated JV, including as provided by any joint venture partnership agreement or similar agreement entered into by the partners in relation thereto.
3.THE BONDHOLDERS
1.Bond Terms binding on all Bondholders
(a)By virtue of being registered as a Bondholder (directly or indirectly) with the CSD, the Bondholders are bound by these Bond Terms and any other Finance Document, without any further action required to be taken or formalities to be complied with by the Bond Trustee, the Bondholders, the Issuer or any other party.
(b)The Bond Trustee is always acting with binding effect on behalf of all the Bondholders.
2.Limitation of rights of action
(a)No Bondholder is entitled to take any enforcement action, instigate any insolvency procedures or take other legal action against the Issuer or any other party in relation to any of the liabilities of the Issuer or any other party under or in connection with the Finance Documents, other than through the Bond Trustee and in accordance with these Bond Terms, provided, however, that the Bondholders shall not be restricted from exercising any of their individual rights derived from these Bond Terms, including the right to exercise the Put Option.
(b)Each Bondholder shall immediately upon request by the Bond Trustee provide the Bond Trustee with any such documents, including a written power of attorney (in form and substance satisfactory to the Bond Trustee), as the Bond Trustee deems necessary for the purpose of exercising its rights and/or carrying out its duties under the Finance Documents. The Bond Trustee is under no obligation to represent a Bondholder which does not comply with such request.
3.Bondholders’ rights
(a)If a beneficial owner of a Bond not being registered as a Bondholder wishes to exercise any rights under the Finance Documents, it must obtain proof of ownership of the Bonds, acceptable to the Bond Trustee.
(b)A Bondholder (whether registered as such or proven to the Bond Trustee’s satisfaction to be the beneficial owner of the Bond as set out in paragraph (a) above) may issue one or more powers of attorney to third parties to represent it in relation to some or all of the Bonds held or beneficially owned by such Bondholder. The Bond Trustee shall only have to examine the face of a power of attorney or similar evidence of authorisation that has been provided to it pursuant to this Clause 3.3 and may assume that it is in full force and effect, unless otherwise is apparent from its face or the Bond Trustee has actual knowledge to the contrary.
4.ADMISSION TO LISTING
The Issuer shall ensure that the Bonds are listed on an Exchange within 9 months of the Issue Date and thereafter remain listed on an Exchange until the Bonds have been redeemed in full.
5.REGISTRATION OF THE BONDS
1.Registration in the CSD
The Bonds shall be registered in dematerialised form in the CSD (as the primary recording of the Bonds) according to the relevant securities registration legislation and the requirements of the CSD.
2.Obligation to ensure correct registration
The Issuer will at all times ensure that the registration of the Bonds in the CSD is correct and shall immediately upon any amendment or variation of these Bond Terms give notice to the CSD of any such amendment or variation.
3.Country of issuance
The Bonds have not been issued under any other country’s legislation than that of the Relevant Jurisdiction. Save for the registration of the Bonds in the CSD, the Issuer is under no obligation to register, or cause the registration of, the Bonds in any other registry or under any other legislation than that of the Relevant Jurisdiction.
6.CONDITIONS FOR DISBURSEMENT
1.Conditions precedent for disbursement to the Issuer
(a)Issuance of the Bonds and payment of the Net Proceeds to the Escrow Account shall be conditional on the Bond Trustee having received in due time (as determined by the Bond Trustee) prior to the Issue Date each of the following documents and evidence, in form and substance satisfactory to the Bond Trustee:
(i)these Bond Terms duly executed by all parties hereto;
(ii)copies of all necessary corporate resolutions of the Issuer required to issue the Bonds and execute the Finance Documents to which it is a party;
(iii)if applicable, a copy of a power of attorney (unless included in the corporate resolutions) from the Issuer to relevant individuals for their execution of the Finance Documents to which it is a party;
(iv)copies of the Issuer’s constitution, certificate of incorporation and certificate of current standing in respect of the Issuer evidencing that the Issuer is validly existing;
(v)the Escrow Account Pledge duly executed by all parties thereto and perfected in accordance with applicable law (including all applicable notices, acknowledgements and consents from the account bank);
(vi)copies of the latest Financial Reports of the Ultimate Parent;

(vii)confirmation that the applicable prospectus requirements (cf. the EU prospectus regulation ((EU) 2017/1129)) concerning the issuance of the Bonds have been fulfilled;
(viii)copies of any necessary governmental approval, consent or waiver (as the case may be) required at such time for the Issuer to issue the Bonds;
(ix)confirmation that the Bonds are registered in the CSD (by obtaining an ISIN for the Bonds);
(x)confirmation of acceptance from any process agent;
(xi)copies of any written documentation used in marketing the Bonds or made public by the Issuer or any Manager in connection with the issuance of the Bonds;
(xii)the Fee Agreement duly executed by all parties thereto; and
(xiii)legal opinions or other statements as may be required by the Bond Trustee (including in respect of corporate matters relating to the Issuer and the legality, validity and enforceability of these Bond Terms and the other Finance Documents).
(b)The Net Proceeds (on the Escrow Account) will not be disbursed to the Issuer unless the Bond Trustee has received or is satisfied that it will receive in due time (as determined by the Bond Trustee) prior to such disbursement to the Issuer each of the following documents, in form and substance satisfactory to the Bond Trustee:
(i)a duly executed release notice from the Issuer, as set out in Attachment 2;
(ii)a copy of a funds flow showing funds are used in accordance with Clause 2.3 (Use of proceeds);
(iii)unless delivered under paragraph (a) above:
(A)copies of all necessary corporate resolutions of the Ultimate Parent, the Issuer Group Companies and any other Guarantor or Security Provider required to provide the Pre-Disbursement Transaction Security and execute the Finance Documents to which it is a party;
(B)if applicable, a copy of a power of attorney (unless included in the relevant corporate resolutions) from the Ultimate Parent, the Issuer Group Companies and any other Guarantor or Security Provider to relevant individuals for their execution of the Finance Documents to which it is a party;
(C)copies of each of the Ultimate Parent’s, the Issuer Group Companies’ and any other Guarantor or Security Provider’s constitution, certificate of incorporation and certificate of current standing or certificate of good standing as applicable in respect of each such entity evidencing that it is validly existing;
(iv)the Transaction Security Documents documenting the Pre-Disbursement Transaction Security, each duly executed and perfected by the parties thereto together with any notices, acknowledgements, registers of shareholders and other documents which shall be supplied in respect thereof (in each case, subject to any Closing Procedure);
(v)if relevant, the Intercreditor Agreement duly executed by all parties thereto;
(vi)an initial Reserve Value Report;
(vii)any other Finance Document duly executed; and
(viii)all legal opinions or other statements as may be required by the Bond Trustee in respect of the Pre-Disbursement Transaction Security and any other Finance Documents have been received in form and substance satisfactory to the Bond Trustee.
(c)The Bond Trustee, acting in its sole discretion, may, regarding this Clause 6.1, waive the requirements for documentation or decide that delivery of certain documents shall be made subject to an agreed closing procedure (the “Closing Procedure”) between the Bond Trustee and the Issuer.
2.Issuance of the Bonds and disbursement of the Net Proceeds
(a)Issuance of the Bonds to the Bondholders and disbursement of the Net Proceeds are conditional on the Bond Trustee’s confirmation to the Paying Agent and the Managers that the conditions in Clause 6.1 (Conditions precedent for disbursement to the Issuer) have been either satisfied in the Bond Trustee’s discretion or waived by the Bond Trustee pursuant to paragraph (c) of Clause 6.1 (Conditions precedent for disbursement to the Issuer).
(b)Disbursement of the Net Proceeds can take place in one or several tranches, in each case only for the purpose set out in Clause 2.3 (Use of proceeds) and provided that the relevant conditions precedent have been satisfied or waived by the Bond Trustee in accordance with paragraph (a) above.
3.Conditions subsequent
The Issuer shall ensure that each of the following documents are delivered to the Bond Trustee no later than within 90 days after the date of the first release of the Net proceeds from the Escrow Account, each in form and substance satisfactory to the Bond Trustee:
(a)copies of all necessary corporate resolutions of each Ultimate Parent Group Senior Guarantor and each Ultimate Parent Group Junior Guarantor required to provide the Guarantee and each other Finance Document to which it is a party;
(b)if applicable, a copy of a power of attorney (unless included in the relevant corporate resolutions) from each Ultimate Parent Group Senior Guarantor and each Ultimate Parent Group Junior Guarantor to relevant individuals for their execution of the Guarantee and each other Finance Document to which it is a party;
(c)copies of each Ultimate Parent Group Senior Guarantor and each Ultimate Parent Group Junior Guarantor’s constitution, certificate of incorporation and certificate of current standing or certificate of good standing as applicable in respect of each such entity evidencing that it is validly existing;

(d)each Guarantee documenting the Post-Disbursement Transaction Security being executed;
(e)the Subordination Deed being executed, if required; and
(f)all legal opinions or other statements as may be required by the Bond Trustee in respect of the Post-Disbursement Transaction Security and any other Finance Documents have been received in form and substance satisfactory to the Bond Trustee.
4.Tap Issues
(a)The Issuer may issue Additional Bonds if:
(i)the Bond Trustee has received in due time (as determined by the Bond Trustee) prior to the issue date for such Tap Issue each of the following documents, in form and substance satisfactory to the Bond Trustee:
(A)a Tap Issue Addendum duly executed by all parties thereto;
(B)a Compliance Certificate which includes (in reasonable detail) calculations and figures evidencing compliance with the Incurrence Test;
(C)copies of all corporate resolutions required for the Tap Issue and the execution of the Tap Issue Addendum and any other Finance Documents;
(D)a copy of a power of attorney (unless included in the corporate resolutions) from the Issuer to relevant individuals for their execution of the Tap Issue Addendum and any other Finance Documents to which it is a party, or extracts from the relevant register or similar documentation evidencing such individuals’ authorisation to execute such Finance Documents on behalf of the Issuer;
(E)copies of the Issuer’s constitutional documents and a certificate of good standing in respect of the Issuer evidencing that the Issuer is validly existing;
(F)any amendment or security and guarantee confirmation required in respect of any Finance Documents in relation to the Tap Issue;
(G)confirmation that the applicable prospectus requirements (ref. the EU prospectus regulation ((EU) 2017/1129)) concerning the issuance of the Additional Bonds have been fulfilled;
(H)copies of any written documentation used in marketing the Additional Bonds or made public by the Issuer or any Manager in connection with the issuance of the Additional Bonds; and
(I)legal opinions or other statements as may be required by the Bond Trustee (including in respect of corporate matters relating to the Issuer and the legality, validity and enforceability of the Tap Issue Addendum and any other Finance Documents (if applicable)).
(ii)no Event of Default is continuing; and

(iii)the representations and warranties contained in Clause 7 (Representations and Warranties) of these Bond Terms are true and correct in all material respects and repeated by the Issuer as at the date of issuance of such Additional Bonds.
(b)The Issuer may establish a separate escrow account (with a bank acceptable to the Bond Trustee, and where the bank has waived any set-off rights), where the Net Proceeds from the Tap Issue may be deposited until all conditions precedent for release from the Escrow Account have been fulfilled. Such escrow account shall be pledged on a first priority basis in favour of the Bond Trustee (on behalf of the Bondholders under the relevant Tap Issue), and be blocked (or otherwise restricted, as determined by the Bond Trustee) so that no withdrawals can be made therefrom without the Bond Trustee’s prior written consent.
(c)If the Net Proceeds from the Tap Issue will be deposited on a separate escrow account in accordance with paragraph (b) above, the Additional Bonds will be issued under a separate ISIN as temporary bonds. The temporary bonds will only be secured with the pledge over the escrow account. After all funds on the escrow account have been fully and irrevocably released to the Issuer, the Issuer shall ensure that the temporary bonds are converted into the ISIN for the Bonds. Temporary bonds may, prior to conversion into the ISIN for the Bonds, be subject to mandatory provisions in the relevant Tap Issue Addendum.
(d)The Bond Trustee may (at its sole discretion and in each case) waive or postpone the delivery of certain conditions precedent, and the Bond Trustee may (on behalf of the Bondholders) agree to a closing procedure with the Issuer, substantially on the same terms as the Closing Procedure (to the extent applicable).
7.REPRESENTATIONS AND WARRANTIES
The Issuer makes the representations and warranties set out in this Clause 7, in respect of itself each Guarantor to the Bond Trustee (on behalf of the Bondholders) at the following times and with reference to the facts and circumstances then existing:
(a)on the date of these Bond Terms;
(b)on the Issue Date;
(c)on each date of disbursement of proceeds from the Escrow Account; and
(d)on the date of issuance of any Additional Bonds.
7.1    Status
It is an exempted company incorporated with limited liability, duly incorporated and validly existing and registered under the laws of its jurisdiction of incorporation, and has the power to own its assets and carry on its business as it is being conducted.
7.2    Power and authority
    It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, these Bond Terms and any other Finance Document to which it is a party and the transactions contemplated by those Finance Documents.

7.3    Valid, binding and enforceable obligations
These Bond Terms and each other Finance Document to which it is a party constitutes (or will constitute, when executed by the respective parties thereto) its legal, valid and binding obligations, enforceable in accordance with their respective terms, and (save as provided for therein) no further registration, filing, payment of tax or fees or other formalities are necessary or desirable to render the said documents enforceable against it.
7.4    Non-conflict with other obligations
The entry into and performance by it of these Bond Terms and any other Finance Document to which it is a party and the transactions contemplated thereby do not and will not conflict with (i) any law or regulation or judicial or official order; (ii) its constitutional documents; or (iii) any agreement or instrument which is binding upon it or any of its assets.
7.5    No Event of Default
(a)No Event of Default exists or is likely to result from the making of any disbursement of proceeds or the entry into, the performance of, or any transaction contemplated by, any Finance Document.
(b)No other event or circumstance has occurred which constitutes (or with the expiry of any grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (howsoever described) under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries’) assets are subject which has or is likely to have a Material Adverse Effect.
7.6    Authorisations and consents
All authorisations, consents, approvals, resolutions, licences, exemptions, filings, notarisations or registrations required:
(a)to enable it to enter into, exercise its rights and comply with its obligations under these Bond Terms or any other Finance Document to which it is a party; and
(b)to carry on its business as presently conducted and as contemplated by these Bond Terms, have been obtained or effected and are in full force and effect.
7.7    Litigation
No litigation, arbitration or administrative proceedings or investigations of or before any court, arbitral body or agency which, if adversely determined, is likely to have a Material Adverse Effect and have (to the best of its knowledge and belief) been started or threatened against it or any of its Subsidiaries.
7.8    Financial Reports
Its most recent Financial Reports fairly and accurately represent the assets and liabilities and financial condition as at their respective dates, and have been prepared in accordance with the Accounting Standard, consistently applied.

7.9    No Material Adverse Effect
Since the date of the most recent Financial Reports, there has been no change in its business, assets or financial condition that is likely to have a Material Adverse Effect.
7.10    No misleading information
Any factual information provided by it to the Bondholders or the Bond Trustee for the purposes of the issuance of the Bonds was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.
7.11    No withholdings
The Issuer is not required to make any deduction or withholding from any payment which it may become obliged to make to the Bond Trustee or the Bondholders under the Finance Documents.
7.12    Pari passu ranking
Its payment obligations under these Bond Terms or any other Finance Document to which it is a party ranks as set out in Clause 2.4 (Status of the Bonds).
7.13    Security
No Security exists over any of the present assets of any Issuer Group Company in conflict with these Bond Terms.
8.PAYMENTS IN RESPECT OF THE BONDS
1.Covenant to pay
(a)The Issuer will unconditionally make available to or to the order of the Bond Trustee and/or the Paying Agent all amounts due on each Payment Date pursuant to the terms of these Bond Terms at such times and to such accounts as specified by the Bond Trustee and/or the Paying Agent in advance of each Payment Date or when other payments are due and payable pursuant to these Bond Terms.
(b)All payments to the Bondholders in relation to the Bonds shall be made to each Bondholder registered as such in the CSD on the Relevant Record Date, by, if no specific order is made by the Bond Trustee, crediting the relevant amount to the bank account nominated by such Bondholder in connection with its securities account in the CSD.
(c)Payment constituting good discharge of the Issuer’s payment obligations to the Bondholders under these Bond Terms will be deemed to have been made to each Bondholder once the amount has been credited to the bank holding the bank account nominated by the Bondholder in connection with its securities account in the CSD. If the paying bank and the receiving bank are the same, payment shall be deemed to have been made once the amount has been credited to the bank account nominated by the Bondholder in question.
(d)If a Payment Date or a date for other payments to the Bondholders pursuant to the Finance Documents falls on a day on which either of the relevant CSD settlement system or the relevant currency settlement system for the Bonds are not open, the payment shall be made on the first following possible day on which both of the said systems are open, unless any provision to the contrary has been set out for such payment in the relevant Finance Document.

2.Default interest
(a)Default interest will accrue on any Overdue Amount from and including the Payment Date on which it was first due to and excluding the date on which the payment is made at the Interest Rate plus 3 percentage points per annum.
(b)Default interest accrued on any Overdue Amount pursuant to this Clause 8.2 will be added to the Overdue Amount on each Interest Payment Date until the Overdue Amount and default interest accrued thereon have been repaid in full.
(c)Upon the occurrence of a Listing Failure Event and for as long as such Listing Failure Event is continuing, the interest on any principal amount outstanding under these Bond Terms will accrue at the Interest Rate plus 1 percentage point per annum.
3.Partial Payments
(a)If the Paying Agent or the Bond Trustee receives a Partial Payment, such Partial Payment shall, in respect of the Issuer’s debt under the Finance Documents be considered made for discharge of the debt of the Issuer in the following order of priority:
(i)firstly, towards any outstanding fees, liabilities and expenses of the Bond Trustee and any Security Agent;
(ii)secondly, towards accrued interest due but unpaid; and
(iii)thirdly, towards any other outstanding amounts due but unpaid under the Finance Documents.
(b)Notwithstanding paragraph (a) above, any Partial Payment which is distributed to the Bondholders, shall, after the above mentioned deduction of outstanding fees, liabilities and expenses, be applied (i) firstly towards any principal amount due but unpaid and (ii) secondly, towards accrued interest due but unpaid, in the following situations;
(i)if the Bond Trustee has served a Default Notice in accordance with Clause 14.2 (Acceleration of the Bonds); or
(ii)if a resolution according to Clause 15 (Bondholders’ Decisions) has been made.
4.Taxation
(a)The Issuer is responsible for withholding any withholding tax imposed by applicable law on any payments to be made by it in relation to the Finance Documents.
(b)The Issuer shall, if any tax is withheld in respect of the Bonds under the Finance Documents:
(i)gross up the amount of the payment due from it up to such amount which is necessary to ensure that the Bondholders or the Bond Trustee, as the case may be, receive a net amount which is (after making the required withholding) equal to the payment which would have been received if no withholding had been required; and
(ii)at the request of the Bond Trustee, deliver to the Bond Trustee evidence that the required tax deduction or withholding has been made.

(c)Any public fees levied on the trade of Bonds in the secondary market shall be paid by the Bondholders, unless otherwise provided by law or regulation, and the Issuer shall not be responsible for reimbursing any such fees.
(d)The Bond Trustee shall not have any responsibility to obtain information about the Bondholders relevant for the tax obligations pursuant to these Bond Terms.
5.Currency
(a)All amounts payable under the Finance Documents shall be payable in the Bond Currency. If, however, the Bond Currency differs from the currency of the bank account connected to the Bondholder’s account in the CSD, any cash settlement may be exchanged and credited to this bank account.
(b)Any specific payment instructions, including foreign exchange bank account details, to be connected to the Bondholder’s account in the CSD must be provided by the relevant Bondholder to the Paying Agent (either directly or through its account manager in the CSD) within 5 Business Days prior to a Payment Date. Depending on any currency exchange settlement agreements between each Bondholder’s bank and the Paying Agent, and opening hours of the receiving bank, cash settlement may be delayed, and payment shall be deemed to have been made once the cash settlement has taken place, provided, however, that no default interest or other penalty shall accrue for the account of the Issuer for such delay.
6.Set-off and counterclaims
Neither the Issuer nor any Guarantor may apply or perform any counterclaims or set-off against any payment obligations pursuant to these Bond Terms or any other Finance Document.
9.INTEREST
1.Calculation of interest
(a)Each Outstanding Bond will accrue interest at the Interest Rate on the Nominal Amount for each Interest Period, commencing on and including the first date of the Interest Period, and ending on but excluding the last date of the Interest Period.
(b)Any Additional Bond will accrue interest at the Interest Rate on the Nominal Amount commencing on the first date of the Interest Period in which the Additional Bonds are issued and thereafter in accordance with paragraph (a) above.
(c)Interest shall be calculated on the basis of a 360-day year comprised of twelve months of 30 days each (30/360-days basis), unless:
(i)the last day in the relevant Interest Period is the 31st calendar day but the first day of that Interest Period is a day other than the 30th or the 31st day of a month, in which case the month that includes that last day shall not be shortened to a 30–day month; or
(ii)the last day of the relevant Interest Period is the last calendar day in February, in which case February shall not be lengthened to a 30-day month.

2.Payment of interest
Interest shall fall due on each Interest Payment Date for the corresponding preceding Interest Period and, with respect to accrued interest on the principal amount then due and payable, on each Repayment Date.
10.REDEMPTION AND REPURCHASE OF BONDS
1.Redemption of Bonds
The Outstanding Bonds will mature in full on the Maturity Date and shall be redeemed by the Issuer on the Maturity Date at a price equal to 100 per cent. of the Nominal Amount.
2.Voluntary early redemption - Call Option
(a)The Issuer may redeem all or a part of the Outstanding Bonds (the “Call Option”) on any Business Day from and including:
(i)the Issue Date to, but not including, the First Call Date at a price equal to the Make Whole Amount;
(ii)the First Call Date to, but not including, the Interest Payment Date on 29 July 2029 at a price equal to 105.625 per cent. of the Nominal Amount for each redeemed Bond (the “First Call Price”);
(iii)Interest Payment Date on 29 July 2029 to, but not including, the Interest Payment Date on 29 January 2030 at a price equal to 103.375 per cent. of the Nominal Amount for each redeemed Bond; and
(iv)the Interest Payment Date on 29 January 2030 to, but not including, the Maturity Date at a price equal to 100 per cent. of the Nominal Amount for each redeemed Bond.
(b)Any redemption of Bonds pursuant to paragraph (a) above shall be determined based upon the redemption prices applicable on the Call Option Repayment Date.
(c)The Call Option may be exercised by the Issuer by written notice (the “Call Notice”) to the Bond Trustee and the Bondholders at least 10 Business Days prior to the proposed Call Option Repayment Date. Such Call Notice sent by the Issuer is irrevocable and shall specify the Call Option Repayment Date, but may, at the Issuer’s discretion, be subject to the satisfaction of one or more conditions precedent, to be satisfied or waived by the Issuer no later than 3 Business Days prior to the Call Option Repayment Date. If such conditions precedent have not been satisfied or waived by that date (other than those which are satisfied on the date of closing), the Call Notice shall be null and void.
(d)The Call Option Repayment Date may, at the Issuer’s discretion, be postponed maximum 3 times by written notice to the Bond Trustee at least 3 Business Days before the then applicable Call Option Repayment Date, provided that the Call Option Repayment Date will not be delayed with more than a total of 10 Business Days from the original Call Option Repayment Date.
(e)Unless the Make Whole Amount is set out in the Call Notice, the Issuer shall calculate the Make Whole Amount and provide such calculation by written notice to the Bond Trustee as soon as possible and at the latest within 3 Business Days from the date of the Call Notice.

(f)Any Call Option exercised in part will be used for pro rata payment to the Bondholders in accordance with the applicable regulations of the CSD.
3.Mandatory repurchase due to a Put Option Event
(a)Upon the occurrence of a Put Option Event, each Bondholder will have the right (the “Put Option”) to require that the Issuer purchases all or some of the Bonds held by that Bondholder at a price equal to 101.00 per cent. of the Nominal Amount.
(b)The Put Option must be exercised within 15 Business Days after the Issuer has given notice to the Bond Trustee and the Bondholders via the CSD that a Put Option Event has occurred pursuant to Clause 12.3 (Put Option Event). Once notified, the Bondholders’ right to exercise the Put Option is irrevocable.
(c)Each Bondholder may exercise its Put Option by written notice to its account manager for the CSD, who will notify the Paying Agent of the exercise of the Put Option. The Put Option Repayment Date will be the 5th Business Day after the end of 15 Business Days exercise period referred to in paragraph (b) above. However, the settlement of the Put Option will be based on each Bondholders holding of Bonds at the Put Option Repayment Date.
(d)If Bonds representing more than 90.00 per cent. of the Outstanding Bonds have been repurchased pursuant to this Clause 10.3, the Issuer is entitled to repurchase all the remaining Outstanding Bonds at the price stated in paragraph (a) above by notifying the remaining Bondholders of its intention to do so no later than 10 Business Days after the Put Option Repayment Date. Such notice sent by the Issuer is irrevocable and shall specify the Call Option Repayment Date.
4.Early redemption option due to a tax event
If the Issuer is or will be required to gross up any withheld tax imposed by law from any payment in respect of the Bonds under the Finance Documents pursuant to Clause 8.4 (Taxation) as a result of a change in applicable law implemented after the date of these Bond Terms, the Issuer will have the right to redeem all, but not only some, of the Outstanding Bonds at a price equal to 100 per cent. of the Nominal Amount. The Issuer shall give written notice of such redemption to the Bond Trustee and the Bondholders at least 20 Business Days prior to the Tax Event Repayment Date, provided that no such notice shall be given earlier than 40 Business Days prior to the earliest date on which the Issuer would be obliged to withhold such tax were a payment in respect of the Bonds then due.
5.Mandatory Tender Offer
(a)The Issuer shall, in the event one or more Unrestricted Assets are sold or otherwise disposed of, in one or several transactions, realizing aggregate Net Sale Proceeds of minimum USD 50,000,000, offer to the Bondholders to buy back Bonds at a price of 100 per cent. of the Nominal Amount (a “Mandatory Tender Offer”) using Net Sale Proceeds limited to 50 per cent. of the aggregate amount of Net Sale Proceeds received by the Issuer Group from such sale or disposal (and less any amount previously offered in a Mandatory Tender Offer) and in each case limited to an aggregate consideration payable of USD 100,000,000.
(b)The Mandatory Tender Offer shall be made no later than 20 calendar days after the relevant Net Sale Proceeds have been received and be open for acceptance for 10

Business Days with settlement no later than 5 Business Days after such acceptance period.
(c)If the Mandatory Tender Offer is accepted in respect of Bonds in excess of the amount of Net Sale Proceeds available in the Mandatory Tender Offer, the offer shall be allocated on a pro rata basis among the Bondholders which have accepted the Mandatory Tender Offer in relation to the amount of Bonds tendered.
6.Mandatory Redemption – GTA Farm-down Event
(a)Upon the occurrence of a GTA Farm-down Event, the Issuer shall, no later than 10 Business Days after completion of such sale apply an amount equal to the GTA Farm-Down Amount towards the redemption of Outstanding Bonds at a redemption price equal to:
(i)the First Call Price if the redemption date for such Outstanding Bonds occurs prior to the First Call Date; or
(ii)at the prevailing call prices set out in Clause 10.2 (Voluntary early redemption – Call Option) if the redemption date of such Outstanding Bonds occurs on the First Call Date or any time thereafter, in each case including accrued but unpaid interest on the redeemed Bonds, and for the purpose of this clause, the “GTA Farm-Down Amount” shall mean an amount calculated (for each GTA Farm-Down Event) as a percentage of the aggregate Nominal Amount of the Outstanding Bonds equal to the reduction, expressed as a percentage, of the Issuer Group’s reduction of its working interest in the GTA Field expressed as a percentage of its working interest prior to that GTA Farm-down Event, multiplied with 110 per cent.
(b)Any redemption in part will be used for pro rata payment to the Bondholders in accordance with the applicable regulations of the CSD.
11.PURCHASE AND TRANSFER OF BONDS
1.Issuer’s purchase of Bonds
The Issuer, any other Issuer Group Company and their respective Affiliates may purchase and hold Bonds and such Bonds may at the Issuer’s discretion be retained by the Issuer, other Issuer Group Company or Affiliate or sold but not discharged.
2.Restrictions
(a)Certain purchase or selling restrictions may apply to Bondholders under applicable local laws and regulations from time to time. Neither the Issuer nor the Bond Trustee shall be responsible for ensuring compliance with such laws and regulations and each Bondholder is responsible for ensuring compliance with the relevant laws and regulations at its own cost and expense.
(b)A Bondholder who has purchased Bonds in breach of applicable restrictions may, notwithstanding such breach, benefit from the rights attached to the Bonds pursuant to these Bond Terms (including, but not limited to, voting rights), provided that the Issuer shall not incur any additional liability by complying with its obligations to such Bondholder.

12.INFORMATION UNDERTAKINGS
1.Financial Reports
(a)The Issuer shall prepare Annual Financial Statements in the English language and make them available on its website (alternatively by arranging for publication on another relevant information platform) as soon as they become available, and not later than 4 months after the end of the financial year, first time for the financial year ending 31 December 2025.
(b)The Issuer shall prepare Interim Accounts in the English language and make them available on its website (alternatively by arranging for publication on another relevant information platform) as soon as they become available, and not later than 2 months after the end of the relevant interim period, first time for the quarter ending 30 June 2026.
(c)The Issuer shall procure that the Financial Reports are prepared using the Accounting Standard consistently applied.
2.Requirements for Compliance Certificates
(a)The Issuer shall supply to the Bond Trustee, in connection with the publication of its Financial Reports pursuant to Clause 12.1 (Financial Reports) (but not including the periods ending prior to the Issue Date), a Compliance Certificate with a copy of the Financial Reports attached thereto. The Compliance Certificate shall be duly signed by a director or the chief financial officer (or an equivalent officer) of the Issuer, certifying inter alia that the Financial Reports fairly represent its financial condition as at the date of the relevant Financial Report and setting out (in reasonable detail) computations evidencing compliance with Clause 13.20 (Financial covenants) as at such date.
(b)If there is an event which is subject to the Incurrence Test, the Compliance Certificate shall include (in reasonable detail) calculations and figures evidencing compliance with the Incurrence Test.
3.Put Option Event
The Issuer shall promptly inform the Bond Trustee in writing after becoming aware that a Put Option Event has occurred.
4.Listing Failure Event
The Issuer shall promptly inform the Bond Trustee in writing if a Listing Failure Event has occurred. However, no Event of Default shall occur if the Issuer fails (i) to list the Bonds in accordance with Clause 4 (Admission to Listing) or (ii) to inform of such Listing Failure Event, and such failure shall result in the accrual of default interest in accordance with paragraph (c) of Clause 8.2 (Default interest) for as long as such Listing Failure Event is continuing.
5.Reserve Value Report
The Issuer shall, together with the publication of its Annual Financial Statements for any financial year, provide to the Bond Trustee an updated Reserve Value Report as at no later than the last day of that financial year (first time latest April 2026). The Issuer shall ensure that no more than 12 months shall lapse between each updated Reserve Value Report. The

Issuer may, in its sole discretion, at any time provide an updated Reserve Value Report, and such Reserve Value Report shall replace the previous Reserve Value Reports.
6.Termination Event
The Issuer shall promptly inform the Bond Trustee of the occurrence of any event which could reasonably be expected to result in a Termination Event, if such Termination Event would or could reasonably be expected to have a Material Adverse Effect.
7.Litigation etc.
The Issuer shall, promptly upon becoming aware of them, send the Bond Trustee information of the occurrence of such event and relevant details of any: (a) litigations, arbitrations or administrative proceedings which have been or might be started by or against the Issuer and which, if decided adversely is likely to have a Material Adverse Effect; and (b) other events which have occurred or might occur and which is likely to have a Material Adverse Effect, as the Bond Trustee may reasonably request.
8.Information: Miscellaneous
The Issuer shall:
(a)promptly inform the Bond Trustee in writing of any Event of Default or any event or circumstance which the Issuer understands or could reasonably be expected to understand may lead to an Event of Default and the steps, if any, being taken to remedy it;
(b)at the request of the Bond Trustee, report the balance of the Issuer’s Bonds (to the best of its knowledge, having made due and appropriate enquiries);
(c)send the Bond Trustee copies of any statutory notifications of the Issuer, including but not limited to in connection with mergers, de-mergers and reduction of the Issuer’s share capital or equity;
(d)if the Bonds are listed on an Exchange, send a copy to the Bond Trustee of its notices to the Exchange;
(e)if the Issuer and/or the Bonds are rated, inform the Bond Trustee of its and/or the rating of the Bonds, and any changes to such rating;
(f)inform the Bond Trustee of changes in the registration of the Bonds in the CSD; and
(g)within a reasonable time, provide such information about the Issuer’s and the Issuer Group’s business, assets and financial condition as the Bond Trustee may reasonably request.
13.GENERAL AND FINANCIAL UNDERTAKINGS
The Issuer undertakes to (and shall, where applicable, procure that the other Issuer Group Companies will) comply with the undertakings set forth in this Clause 13.
1.Authorisations
The Issuer shall, and shall procure that each other Issuer Group Company will, obtain, maintain and comply with the terms of any authorisation, approval, license and consent required for the conduct of its business as carried out from time to time, if failure to do the same would have a Material Adverse Effect.
2.Compliance with laws
The Issuer shall, and shall procure that each other Issuer Group Company will, comply with all laws and regulations to which it may be subject from time to time, if failure to comply would have a Material Adverse Effect.
3.Continuation of business
The Issuer shall procure that no material change is made to the general nature (being a group of companies involved in the development and operation of oil and gas assets) of the Issuer Group’s business from that carried on by the Issuer Group at the Issue Date.
4.Corporate status
The Issuer shall not change its type of organisation or jurisdiction of incorporation.
5.Operations
The Issuer shall, and shall ensure that each other Issuer Group Company will, ensure that the operations of the Issuer Group are conducted in accordance with acknowledged practices related to the oil and gas industry, if failure to comply would have a Material Adverse Effect.
6.Mergers
The Issuer shall not, and shall procure that no other Issuer Group Company will, carry out any merger or other business combination or corporate reorganisation involving the consolidation of assets and obligations of the Issuer or any other Issuer Group Company with any person other than:
(a)another Issuer Group Company; or
(b)as part of an Incorporated JV Transaction,
in each case if such transaction would have a Material Adverse Effect and provided that (i) if such merger involves the Issuer, the Issuer shall be the surviving entity and (ii) the merged or combined entity provides the Transaction Security in accordance with Clauses 2.5 (Transaction Security) and 2.6 (Additional Transaction Security).
7.De-mergers
The Issuer shall not, and shall procure that no other Issuer Group Company will, carry out any de-merger or other corporate reorganisation having the same effect as a de-merger other than any de-merger or other corporate reorganisation:
(a)of any Issuer Group Company (other than the Issuer) into two or more separate companies or entities which are wholly-owned by an Issuer Group Company; or
(b)as part of an Incorporated JV Transaction,
in each case provided that any such de-merger or other corporate reorganisation is carried out at arm’s length terms and does not have a Material Adverse Effect.

8.Distributions
The Issuer shall not, and shall procure that no other Issuer Group Company will, make any Distribution other than a Permitted Distribution.
9.Financial Indebtedness
The Issuer shall not, and shall procure that no other Issuer Group Company will, incur, create, maintain or permit to subsist any Financial Indebtedness other than Permitted Financial Indebtedness.
10.Negative pledge
The Issuer shall not, and shall procure that no other Issuer Group Company will, create or allow to subsist, retain, provide, prolong or renew any Security over any of its/their assets (whether present or future) other than Permitted Security.
11.Financial Support
The Issuer shall not, and shall procure that no other Issuer Group Company shall, grant or permit to subsist any Financial Support to or for the benefit of any third party other than Permitted Financial Support.
12.Disposals
The Issuer shall not, and shall procure that no other Issuer Group Company will, sell, transfer or otherwise dispose of any assets (other than in relation to an Incorporated JV Transaction) (including shares or other securities in any person) or operations, unless:
(a)the transaction is carried out in the ordinary course of business and would not have a Material Adverse Effect;
(b)the transaction is carried out at commercial terms no less favourable to the relevant Issuer Group Company than those that would have prevailed in an arm’s length transaction; and
in each case, that the requirements relating to any GTA Farm-down Event or Mandatory Tender Offer are complied with (to the extent required).
13.Insurances
The Issuer shall, and shall procure that each other Issuer Group Company will, maintain Insurances on or in relation to their business and assets with reputable independent insurance companies or underwriters against those risks and to the extent as is usual for companies carrying on the same or substantially similar business.
14.Related party transactions
Without limiting Clause 13.2 (Compliance with laws), the Issuer shall, and shall procure that each other Issuer Group Company will, conduct all business transactions with any Affiliate which is not an Issuer Group Company on an arm’s length basis.
15.Anti-corruption and sanctions
(a)The Issuer shall, and shall procure that all other Issuer Group Companies will:

(i)ensure that no proceeds from the issuance of the Bonds are used by any Issuer Group Company for any purpose which would breach any applicable acts, regulations or laws on bribery, corruption, money laundering or similar; and
(ii)conduct its business in all material respects in compliance with applicable anti-corruption and sanction laws.
(b)The Issuer shall not, and shall ensure that no Issuer Group Company will, engage in any conduct prohibited by any sanctions.
16.Hedging
The Issuer shall not, and shall procure that no other Issuer Group Company will, enter into any hedging arrangements or other derivative transactions not being Permitted Hedging Obligations.
17.Transaction Security Documents
The Issuer shall (and shall procure that each Issuer Group Company and Security Provider will) ensure that the Transaction Security Documents to which it is party remain in full force and effect, and do all acts, and promptly take all acts as the Bond Trustee may reasonably require in order to ensure that all Transaction Security remains duly created, enforceable and perfected with such ranking and priority contemplated herein, at the expense of the Issuer.
18.Accounts
The Issuer shall ensure that each Account is opened and maintained with an Acceptable Bank, provided that each Issuer Group Company may open and maintain any Exempted Accounts with such banks as required under law or regulation, regardless of whether the account bank is an Acceptable Bank.
19.Existing Ultimate Parent Notes
The Issuer shall ensure that, no later than 90 days after the date of the first disbursement of Net Proceeds from the Escrow Account, no less than USD 250,000,000 in principal amount of the Existing Ultimate Parent Notes have within that period been redeemed and cancelled.
20.Financial covenants
(a)The Issuer shall, on a consolidated basis for the Issuer Group, comply with the following financial covenants:
(i)Minimum Liquidity: The Issuer shall ensure that the Issuer Group at all times maintains a minimum Liquidity of the higher of USD 17,500,000 and 5.0 per cent. of the Outstanding Bonds at any time.
(ii)Asset Coverage Ratio: The Issuer shall ensure that the Issuer Group maintains an Asset Coverage Ratio of minimum 1.25:1.0.
(b)Compliance with the minimum Liquidity shall be measured as of each Quarter Date and Asset Coverage Ratio as of each 31 December and, in each case, certified by the Issuer by the delivery of the Compliance Certificate setting out such compliance in reasonable detail, with the delivery of each relevant Financial Report.
(c)For the purpose of calculating the Asset Coverage Ratio, the Reserve Value shall be calculated as set out in the latest Reserve Value Report, provided that any Reserve

Value attributable to any working interest and/or oil and gas reserves and/or related rights in whole or part disposed of, cancelled, withdrawn, revoked, abandoned, expired or otherwise terminated or discontinued since the date of the latest Reserve Value Report shall be excluded from the calculation of Reserve Value to the extent so affected. For the sake of clarity, any additional working interest and/or new oil and gas reserves and/or related rights or any increased interest in any existing oil and gas reserves acquired since the date of the latest Reserve Value Report shall only be included in the calculation of Reserve Value when the same has been included in a new, updated and published Reserve Value Report (including on a pro forma basis in respect of assets to be acquired).
21.Incurrence Test
(a)The Incurrence Test shall be applied in respect of any Permitted Distributions by the Issuer and any Tap Issues.
(b)The Incurrence Test is met in respect of any Permitted Distribution:
(i)of up to 50 per cent. of the Issuer Group’s Free Cash Flow After Debt Service for any Relevant Period, if the Asset Coverage Ratio is higher than 1.25:1.0 and less than (or equal to) 1.75:1.0; or
(ii)of up to 100 per cent. of the Issuer Group’s Free Cash Flow After Debt Service for any Relevant Period if the Asset Coverage Ratio is higher than 1.75:1.0.
(c)The Incurrence Test is met in respect of any Tap Issue if,
(i)in a Tap Issue in which the Asset Coverage Ratio is higher than 1.75:1.0, an Ultimate Parent Equity Contribution is received by the Issuer of minimum USD 0.50 per USD 1.00 raised in the Tap Issue; or
(ii)in a Tap Issue in which the Asset Coverage Ratio is equal or lower than 1.75:1.0, an Ultimate Parent Equity Contribution is received by the Issuer of minimum USD 1.00 per USD 1.00 raised in the Tap Issue.
(d)If the Incurrence Test is applied in respect of a Permitted Distribution, the Distribution shall be taken into account pro forma such that the cash which will be distributed as a result of such Permitted Distribution shall not reduce total Net Debt.
(e)If the Incurrence Test is applied in respect of a Tap Issue, the Financial Indebtedness raised through such Tap Issue shall be taken into account pro forma such that the Net Debt is increased by such additional Financial Indebtedness, but cash received from any Tap Issue or Ultimate Parent Equity Contribution shall not reduce total Net Debt.
(f)Compliance with the Incurrence Test is subject to, in each case, that no Event of Default is outstanding or would result from the relevant event for which compliance with the Incurrence Test is required.
14.EVENTS OF DEFAULT AND ACCELERATION OF THE BONDS
1.Events of Default
Each of the events or circumstances set out in this Clause 14.1 shall constitute an Event of Default:

(a)Non-payment
The Issuer or a Guarantor fails to pay any amount payable by it under the Finance Documents when such amount is due for payment, unless:
(i)its failure to pay is caused by administrative or technical error in payment systems or the CSD and payment is made within 5 Business Days following the original due date; or
(ii)in the discretion of the Bond Trustee, the Issuer has substantiated that it is likely that such payment will be made in full within 5 Business Days following the original due date.
(b)Breach of other obligations
The Issuer or a Guarantor does not comply with any provision of the Finance Documents other than set out under paragraph (a) (Non-payment) above, unless such failure is capable of being remedied and is remedied within 20 Business Days after the earlier of the Issuer’s actual knowledge thereof, or notice thereof is given to the Issuer by the Bond Trustee.
(c)Misrepresentation
Any representation, warranty or statement (including statements in Compliance Certificates) made by the Issuer or a Guarantor under or in connection with any Finance Documents is or proves to have been incorrect, inaccurate or misleading in any material respect when made, unless the circumstances giving rise to the misrepresentation are capable of remedy and are remedied within 20 Business Days of the earlier of the Bond Trustee giving notice to the Issuer or the Issuer becoming aware of such misrepresentation.
(d)Cross default
If for any Ultimate Parent Group Company:
(i)any Financial Indebtedness is not paid when due nor within any applicable grace period; or
(ii)any Financial Indebtedness is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described); or
(iii)any commitment for any Financial Indebtedness is cancelled or suspended by a creditor as a result of an event of default (however described); or
(iv)any creditor becomes entitled to declare any Financial Indebtedness due and payable prior to its specified maturity as a result of an event of default (however described), provided however that the aggregate amount of such Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (i) to (iv) above exceeds a total of USD 10,000,000 (or its equivalent in any other currency) for the

Issuer Group or total of USD 50,000,000 (or its equivalent in any other currency) for the Ultimate Parent Group.
(e)Insolvency and insolvency proceedings
Any Ultimate Parent Group Company:
(i)is Insolvent; or
(ii)is object of any corporate action or any legal proceedings is taken in relation to:
(A)the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) other than a solvent liquidation or reorganisation; or
(B)a composition, compromise, assignment or arrangement with any creditor which may materially impair the Issuer’s ability to perform its obligations under these Bond Terms; or
(C)the appointment of a liquidator (other than in respect of a solvent liquidation), receiver, administrative receiver, administrator, compulsory manager or other similar officer of any of its assets; or
(D)enforcement of any Security over any of its or their assets having an aggregate value exceeding the threshold amount set out in paragraph (d) (Cross default) above; or
(E)for paragraphs (A) to (D) above, any analogous procedure or step is taken in any jurisdiction in respect of any such company.
However, this shall not apply to any petition which is frivolous or vexatious and is discharged, stayed or dismissed within 20 Business Days of commencement.
(f)Creditor’s process
Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of any Ultimate Parent Group Company having an aggregate value exceeding any of the threshold amounts set out in paragraph (d) (Cross default) above and is not discharged within 20 Business Days.
(g)Unlawfulness
It is or becomes unlawful for Issuer or any Guarantor to perform or comply with any of its obligations under the Finance Documents to the extent this may materially impair:
(i)the ability of the Issuer or such Guarantor (as applicable) to perform its obligations under these Bond Terms; or
(ii)the ability of the Bond Trustee or any Security Agent to exercise any material right or power vested to it under the Finance Documents.

2.Acceleration of the Bonds
If an Event of Default has occurred and is continuing, the Bond Trustee may, in its discretion in order to protect the interests of the Bondholders, or upon instruction received from the Bondholders pursuant to Clause 14.3 (Bondholders’ instructions) below, by serving a notice (a “Default Notice”) to the Issuer:
(a)declare that the Outstanding Bonds, together with accrued interest and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, at which time they shall become immediately due and payable; and/or
(b)exercise (or direct the Security Agent to exercise) any or all of its rights, remedies, powers or discretions under the Finance Documents or take such further measures as are necessary to recover the amounts outstanding under the Finance Documents.
3.Bondholders’ instructions
The Bond Trustee shall serve a Default Notice if:
(a)the Bond Trustee receives a demand in writing from Bondholders representing a simple majority of the Voting Bonds, that an Event of Default shall be declared, and a Bondholders’ Meeting has not made a resolution to the contrary; or
(b)the Bondholders’ Meeting, by a simple majority decision, has approved the declaration of an Event of Default.
4.Calculation of claim
The claim derived from the Outstanding Bonds due for payment as a result of the serving of a Default Notice will be calculated at the call prices set out in Clause 10.2 (Voluntary early redemption – Call Option), as applicable at the following dates (and regardless of the Default Repayment Date):
(a)for any Event of Default arising out of a breach of paragraph (a) (Non-payment) of Clause 14.1 (Events of Default), the claim will be calculated at the call price applicable at the date when such Event of Default occurred; and
(b)for any other Event of Default, the claim will be calculated at the call price applicable at the date when the Default Notice was served by the Bond Trustee.
However, if the situations described in paragraph (a) or (b) above takes place prior to the First Call Date, the calculation shall be based on the First Call Price.
15.BONDHOLDERS’ DECISIONS
1.Authority of the Bondholders’ Meeting
(a)Subject to Clause 17.1 (Procedure for amendments and waivers), a Bondholders’ Meeting may, on behalf of the Bondholders, resolve to alter any of these Bond Terms, including, but not limited to, any reduction of principal or interest and any conversion of the Bonds into other capital classes.
(b)The Bondholders’ Meeting cannot resolve that any overdue payment of any instalment shall be reduced unless there is a pro rata reduction of the principal that has not fallen due, but may resolve that accrued interest (whether overdue or not) shall be reduced without a corresponding reduction of principal.

(c)The Bondholders’ Meeting may not adopt resolutions which will give certain Bondholders an unreasonable advantage at the expense of other Bondholders.
(d)Subject to the power of the Bond Trustee to take certain action as set out in Clause 16.1 (Power to represent the Bondholders), if a resolution by, or an approval of, the Bondholders is required, such resolution may be passed at a Bondholders’ Meeting.
(e)Resolutions passed at any Bondholders’ Meeting will be binding upon all Bondholders.
(f)At least 50 per cent. of the Voting Bonds must be represented at a Bondholders’ Meeting for a quorum to be present.
(g)Resolutions will be passed by simple majority of the Voting Bonds represented at the Bondholders’ Meeting, unless otherwise set out in paragraph (h) below.
(h)Save for any amendments or waivers which can be made without resolution pursuant to paragraph (a)(i) and (ii) of Clause 17.1 (Procedure for amendments and waivers), a majority of at least 2/3 of the Voting Bonds represented at the Bondholders’ Meeting is required for approval of any waiver or amendment of these Bond Terms.
2.Procedure for arranging a Bondholders’ Meeting
(a)A Bondholders’ Meeting shall be convened by the Bond Trustee upon the request in writing of:
(i)the Issuer;
(ii)Bondholders representing at least 1/10 of the Voting Bonds;
(iii)the Exchange, if the Bonds are listed and the Exchange is entitled to do so pursuant to the general rules and regulations of the Exchange; or
(iv)the Bond Trustee.
The request shall clearly state the matters to be discussed and resolved.
(b)If the Bond Trustee has not convened a Bondholders’ Meeting within 10 Business Days after having received a valid request for calling a Bondholders’ Meeting pursuant to paragraph (a) above, then the requesting party may call the Bondholders’ Meeting itself.
(c)Summons to a Bondholders’ Meeting must be sent no later than 10 Business Days prior to the proposed date of the Bondholders’ Meeting. The Summons shall be sent to all Bondholders registered in the CSD at the time the Summons is sent from the CSD. If the Bonds are listed, the Issuer shall ensure that the Summons is published in accordance with the applicable regulations of the Exchange. The Summons shall also be published on www.stamdata.com (or other relevant information platform).
(d)Any Summons for a Bondholders’ Meeting must clearly state the agenda for the Bondholders’ Meeting and the matters to be resolved. The Bond Trustee may include additional agenda items to those requested by the person calling for the Bondholders’ Meeting in the Summons. If the Summons contains proposed amendments to these Bond Terms, a description of the proposed amendments must be set out in the Summons.

(e)Items which have not been included in the Summons may not be put to a vote at the Bondholders’ Meeting.
(f)By written notice to the Issuer, the Bond Trustee may prohibit the Issuer from acquiring or dispose of Bonds during the period from the date of the Summons until the date of the Bondholders’ Meeting, unless the acquisition of Bonds is made by the Issuer pursuant to Clause 10 (Redemption and Repurchase of Bonds).
(g)A Bondholders’ Meeting may be held on premises selected by the Bond Trustee, or if paragraph (b) above applies, by the person convening the Bondholders’ Meeting (however to be held in the capital of the Relevant Jurisdiction). The Bondholders’ Meeting will be opened and, unless otherwise decided by the Bondholders’ Meeting, chaired by the Bond Trustee. If the Bond Trustee is not present, the Bondholders’ Meeting will be opened by a Bondholder and be chaired by a representative elected by the Bondholders’ Meeting (the Bond Trustee or such other representative, the “Chairperson”).
(h)Each Bondholder, the Bond Trustee and, if the Bonds are listed, representatives of the Exchange, or any person or persons acting under a power of attorney for a Bondholder, shall have the right to attend the Bondholders’ Meeting (each a “Representative”). The Chairperson may grant access to the meeting to other persons not being Representatives, unless the Bondholders’ Meeting decides otherwise. In addition, each Representative has the right to be accompanied by an advisor. In case of dispute or doubt regarding whether a person is a Representative or entitled to vote, the Chairperson will decide who may attend the Bondholders’ Meeting and exercise voting rights.
(i)Representatives of the Issuer have the right to attend the Bondholders’ Meeting. The Bondholders Meeting may resolve to exclude the Issuer’s representatives and/or any person holding only Issuer’s Bonds (or any representative of such person) from participating in the meeting at certain times, however, the Issuer’s representative and any such other person shall have the right to be present during the voting.
(j)Minutes of the Bondholders’ Meeting must be recorded by, or by someone acting at the instruction of, the Chairperson. The minutes must state the number of Voting Bonds represented at the Bondholders’ Meeting, the resolutions passed at the meeting, and the results of the vote on the matters to be decided at the Bondholders’ Meeting. The minutes shall be signed by the Chairperson and at least one other person. The minutes will be deposited with the Bond Trustee who shall make available a copy to the Bondholders and the Issuer upon request.
(k)The Bond Trustee will ensure that the Issuer, the Bondholders and the Exchange are notified of resolutions passed at the Bondholders’ Meeting and that the resolutions are published on www.stamdata.com (or other relevant electronically platform or stock exchange announcement).
(l)The Issuer shall bear the costs and expenses incurred in connection with convening a Bondholders’ Meeting regardless of who has convened the Bondholders’ Meeting, including any reasonable costs and fees incurred by the Bond Trustee.
3.Voting rules
(a)Each Bondholder (or person acting for a Bondholder under a power of attorney) may cast one vote for each Voting Bond owned on the Relevant Record Date, ref. Clause

3.3 (Bondholders’ rights). The Chairperson may, in its sole discretion, decide on accepted evidence of ownership of Voting Bonds.
(b)Issuer’s Bonds shall not carry any voting rights. The Chairperson shall determine any question concerning whether any Bonds will be considered Issuer’s Bonds.
(c)For the purposes of this Clause 15, a Bondholder that has a Bond registered in the name of a nominee will, in accordance with Clause 3.3 (Bondholders’ rights), be deemed to be the owner of the Bond rather than the nominee. No vote may be cast by any nominee if the Bondholder has presented relevant evidence to the Bond Trustee pursuant to Clause 3.3 (Bondholders’ rights) stating that it is the owner of the Bonds voted for. If the Bondholder has voted directly for any of its nominee registered Bonds, the Bondholder’s votes shall take precedence over votes submitted by the nominee for the same Bonds.
(d)Any of the Issuer, the Bond Trustee and any Bondholder has the right to demand a vote by ballot. In case of parity of votes, the Chairperson will have the deciding vote.
4.Repeated Bondholders’ Meeting
(a)Even if the necessary quorum set out in paragraph (e) of Clause 15.1 (Authority of the Bondholders’ Meeting) is not achieved, the Bondholders’ Meeting shall be held and voting completed for the purpose of recording the voting results in the minutes of the Bondholders’ Meeting. The Bond Trustee or the person who convened the initial Bondholders’ Meeting may, within 10 Business Days of that Bondholders’ Meeting, convene a repeated meeting with the same agenda as the first meeting.
(b)The provisions and procedures regarding Bondholders’ Meetings as set out in Clause 15.1 (Authority of the Bondholders’ Meeting), Clause 15.2 (Procedure for arranging a Bondholders’ Meeting) and Clause 15.3 (Voting rules) shall apply mutatis mutandis to a repeated Bondholders’ Meeting, with the exception that the quorum requirements set out in paragraph (e) of Clause 15.1 (Authority of the Bondholders’ Meeting) shall not apply to a repeated Bondholders’ Meeting. A Summons for a repeated Bondholders’ Meeting shall also contain the voting results obtained in the initial Bondholders’ Meeting.
(c)A repeated Bondholders’ Meeting may only be convened once for each original Bondholders’ Meeting. A repeated Bondholders’ Meeting may be convened pursuant to the procedures of a Written Resolution in accordance with Clause 15.5 (Written Resolutions), even if the initial meeting was held pursuant to the procedures of a Bondholders’ Meeting in accordance with Clause 15.2 (Procedure for arranging a Bondholders’ Meeting) and vice versa.
5.Written Resolutions
(a)Subject to these Bond Terms, anything which may be resolved by the Bondholders in a Bondholders’ Meeting pursuant to Clause 15.1 (Authority of the Bondholders’ Meeting) may also be resolved by way of a Written Resolution. A Written Resolution passed with the relevant majority is as valid as if it had been passed by the Bondholders in a Bondholders’ Meeting, and any reference in any Finance Document to a Bondholders’ Meeting shall be construed accordingly.
(b)The person requesting a Bondholders’ Meeting may instead request that the relevant matters are to be resolved by Written Resolution only, unless the Bond Trustee decides otherwise.

(c)The Summons for the Written Resolution shall be sent to the Bondholders registered in the CSD at the time the Summons is sent from the CSD and published at www.stamdata.com, or other relevant electronic platform or via stock exchange announcement.
(d)The provisions set out in Clause 15.1 (Authority of the Bondholders’ Meeting), 15.2 (Procedure for arranging a Bondholders’ Meeting), Clause 15.3 (Voting rules) and Clause 15.4 (Repeated Bondholders’ Meeting) shall apply mutatis mutandis to a Written Resolution, except that:
(i)the provisions set out in paragraphs (g), (h) and (i) of Clause 15.2 (Procedure for arranging Bondholders Meetings); or
(ii)provisions which are otherwise in conflict with the requirements of this Clause 15.5, shall not apply to a Written Resolution.
(e)The Summons for a Written Resolution shall include:
(i)instructions as to how to vote to each separate item in the Summons (including instructions as to how voting can be done electronically if relevant); and
(ii)the time limit within which the Bond Trustee must have received all votes necessary in order for the Written Resolution to be passed with the requisite majority, which shall be at least 10 Business Days but not more than 15 Business Days from the date of the Summons (the “Voting Period”).
(f)Only Bondholders of Voting Bonds registered with the CSD on the Relevant Record Date, or the beneficial owner thereof having presented relevant evidence to the Bond Trustee pursuant to Clause 3.3 (Bondholders’ rights), will be counted in the Written Resolution.
(g)A Written Resolution is passed when the requisite majority set out in paragraph (f) or (g) of Clause 15.1 (Authority of Bondholders’ Meeting) has been obtained, based on a quorum of the total number of Voting Bonds, even if the Voting Period has not yet expired. A Written Resolution will also be resolved if the sufficient numbers of negative votes are received prior to the expiry of the Voting Period.
(h)The effective date of a Written Resolution passed prior to the expiry of the Voting Period is the date when the resolution is approved by the last Bondholder that results in the necessary voting majority being obtained.
(i)If no resolution is passed prior to the expiry of the Voting Period, the number of votes shall be calculated at the time specified in the summons on the last day of the Voting Period, and a decision will be made based on the quorum and majority requirements set out in paragraphs (e) to (g) of Clause 15.1 (Authority of Bondholders’ Meeting).
16.THE BOND TRUSTEE
1.Power to represent the Bondholders
(a)The Bond Trustee has power and authority to act on behalf of, and/or represent, the Bondholders in all matters, including but not limited to taking any legal or other action,

including enforcement of these Bond Terms, and the commencement of bankruptcy or other insolvency proceedings against the Issuer, or others.
(b)The Issuer shall promptly upon request provide the Bond Trustee with any such documents, information and other assistance (in form and substance satisfactory to the Bond Trustee), that the Bond Trustee deems necessary for the purpose of exercising its and the Bondholders’ rights and/or carrying out its duties under the Finance Documents.
2.The duties and authority of the Bond Trustee
(a)The Bond Trustee shall represent the Bondholders in accordance with the Finance Documents, including, inter alia, by following up on the delivery of any Compliance Certificates and such other documents which the Issuer is obliged to disclose or deliver to the Bond Trustee pursuant to the Finance Documents and, when relevant, in relation to accelerating and enforcing the Bonds on behalf of the Bondholders.
(b)The Bond Trustee is not obligated to assess or monitor the financial condition of the Issuer or any Guarantor unless to the extent expressly set out in these Bond Terms, or to take any steps to ascertain whether any Event of Default has occurred. Until it has actual knowledge to the contrary, the Bond Trustee is entitled to assume that no Event of Default has occurred. The Bond Trustee is not responsible for the valid execution or enforceability of the Finance Documents, or for any discrepancy between the indicative terms and conditions described in any marketing material presented to the Bondholders prior to issuance of the Bonds and the provisions of these Bond Terms.
(c)The Bond Trustee is entitled to take such steps that it, in its sole discretion, considers necessary or advisable to protect the rights of the Bondholders in all matters pursuant to the terms of the Finance Documents. The Bond Trustee may submit any instructions received by it from the Bondholders to a Bondholders’ Meeting before the Bond Trustee takes any action pursuant to the instruction.
(d)The Bond Trustee is entitled to engage external experts when carrying out its duties under the Finance Documents.
(e)The Bond Trustee shall hold all amounts recovered on behalf of the Bondholders on separated accounts.
(f)The Bond Trustee shall facilitate that resolutions passed at the Bondholders’ Meeting are properly implemented, provided, however, that the Bond Trustee may refuse to implement resolutions that may be in conflict with these Bond Terms, any other Finance Document, or any applicable law. The Bond Trustee may, but is not obligated to, assess or monitor whether any instruction or resolution may be in conflict with these Bond Terms, any other Finance Document or any applicable law.
(g)Notwithstanding any other provision of the Finance Documents to the contrary, the Bond Trustee is not obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation.
(h)If the cost, loss or liability which the Bond Trustee may incur (including reasonable fees payable to the Bond Trustee itself) in:
(i)complying with instructions or resolutions of the Bondholders; or

(ii)taking any action at its own initiative,
will not, in the reasonable opinion of the Bond Trustee, be covered by the Issuer or the relevant Bondholders pursuant to paragraphs (e) and (g) of Clause 16.4 (Expenses, liability and indemnity), the Bond Trustee may refrain from acting in accordance with such instructions or resolutions, or refrain from taking such action, until it has received such funding or indemnities (or adequate security has been provided therefore) as it may reasonably require.
(i)If the Bond Trustee, in its reasonable opinion, may incur any cost, loss or liability for not acting in accordance with any request or demand from any party to a Finance Document or any court or governmental authority, which will not, in the reasonable opinion of the Bond Trustee, be covered by the Issuer or Bondholders to its satisfaction, the Bond Trustee may act in accordance with any such request or demand, without any liability towards the Bondholders, the Issuer or others.
(j)The Bond Trustee shall give a notice to the Bondholders before it ceases to perform its obligations under the Finance Documents by reason of the non-payment by the Issuer of any fee or indemnity due to the Bond Trustee under the Finance Documents.
(k)The Bond Trustee may instruct the CSD to split the Bonds to a lower nominal value in order to facilitate partial redemptions, write-downs or restructurings of the Bonds or in other situations where such split is deemed necessary.
3.Equality and conflicts of interest
(a)The Bond Trustee shall not make decisions which will give certain Bondholders an unreasonable advantage at the expense of other Bondholders. The Bond Trustee shall, when acting pursuant to the Finance Documents, act only as representative for the Bondholders and shall not be required to have regard to the interests or to act upon or comply with any direction or request of any other person, other than as explicitly stated in the Finance Documents.
(b)The Bond Trustee may act as agent, trustee, representative and/or security agent for several bond issues relating to the Issuer notwithstanding potential conflicts of interest. The Bond Trustee is entitled to delegate its duties to other professional parties.
4.Expenses, liability and indemnity
(a)The Bond Trustee will not be liable to the Bondholders for damage or loss caused by any action taken or omitted by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct. The Bond Trustee shall not be responsible for any indirect or consequential loss. Irrespective of the foregoing, the Bond Trustee shall have no liability to the Bondholders for damage caused by the Bond Trustee acting in accordance with instructions or resolutions given by the Bondholders in accordance with these Bond Terms.
(b)The Bond Trustee will not be liable to the Issuer for damage or loss caused by any action taken or omitted by it under or in connection with any Finance Document, unless caused by its gross negligence or wilful misconduct. The Bond Trustee shall not be responsible for any indirect or consequential loss.

(c)Any liability for the Bond Trustee for damage or loss is limited to the amount of the Outstanding Bonds. The Bond Trustee is not liable for the content of information provided to the Bondholders by or on behalf of the Issuer or any other person.
(d)The Bond Trustee shall not be considered to have acted negligently in:
(i)acting in accordance with advice from or opinions of reputable external experts;
(ii)taking, delaying or omitting any action if acting with reasonable care and provided the Bond Trustee considers that such action is in the interests of the Bondholders; or
(iii)requesting funding, indemnities or security as conditions for taking any action.
(e)The Issuer is liable for, and will indemnify the Bond Trustee fully in respect of, all losses, expenses and liabilities incurred by the Bond Trustee as a result of negligence by the Issuer (including its directors, management, officers, employees and agents) in connection with the performance of the Bond Trustee’s obligations under the Finance Documents, including losses incurred by the Bond Trustee as a result of the Bond Trustee’s actions based on misrepresentations made by the Issuer in connection with the issuance of the Bonds, the entering into or performance under the Finance Documents, and for as long as any amounts are outstanding under or pursuant to the Finance Documents.
(f)The Issuer shall cover all costs and expenses incurred by the Bond Trustee in connection with it fulfilling its obligations under the Finance Documents. In this respect, if the Bond Trustee may borrow funds from Bondholders or others, the costs of such borrowings shall be considered as such costs and expenses incurred by the Bond Trustee. The Bond Trustee is entitled to fees for its work and to be indemnified for costs, losses and liabilities on the terms set out in the Finance Documents. The Bond Trustee’s obligations under the Finance Documents are conditioned upon the due payment of such fees and indemnifications. The fees of the Bond Trustee will be further set out in the Fee Agreement.
(g)The Issuer shall on demand by the Bond Trustee pay all costs incurred for external experts engaged in relation to events or circumstances which (i) constitute an Event of Default, (ii) which the Bond Trustee reasonably believes is or may lead to an Event of Default or (iii) which the Bond Trustee reasonably believes may constitute or lead to a breach of any Finance Document or otherwise be detrimental to the interests of the Bond Trustee or Bondholders under the Finance Documents.
(h)Fees, costs and expenses payable to the Bond Trustee which are not reimbursed in any other way due to an Event of Default, the Issuer being Insolvent or similar circumstances pertaining to the Issuer or any Guarantor, may be covered by making an equal reduction in the proceeds to the Bondholders hereunder of any costs and expenses incurred by the Bond Trustee or the Security Agent in connection therewith. The Bond Trustee may withhold funds from any escrow account (or similar arrangement) or from other funds received from the Issuer or any other person, irrespective of such funds being subject to Transaction Security, and to set-off and cover any such costs and expenses from those funds. The Bond Trustee may also refrain from taking any further action until such fees, costs and expenses are paid to the Bond Trustee from others, hereunder the Bondholders and the Issuer, if the Bond Trustee such demands.

(i)As a condition to effecting any instruction or resolution from the Bondholders (including, but not limited to, instructions set out in Clause 14.3 (Bondholders’ instructions) or Clause 15.2 (Procedure for arranging a Bondholders’ Meeting) and including a resolution pursuant to Clause 16.5 (Replacement of the Bond Trustee)), the Bond Trustee may require satisfactory Security, guarantees and/or indemnities for any potential liability, loss, costs and expenses which may arise as a result of effecting such instruction or resolution (and, at its discretion, which may arise or have already arisen as a result of the Bond Trustee’s engagement or previous actions in relation to the Bonds) from those Bondholders who have given that instruction or resolution and/or who voted in favour of the decision to instruct the Bond Trustee.
5.Replacement of the Bond Trustee
(a)The Bond Trustee may be replaced by a majority of 2/3 of Voting Bonds in accordance with the procedures set out in Clause 15 (Bondholders’ Decisions), and the Bondholders may resolve to replace the Bond Trustee without the Issuer’s approval.
(b)The Bond Trustee may resign by giving notice to the Issuer and the Bondholders, in which case a successor Bond Trustee shall be elected pursuant to this Clause 16.5, initiated by the retiring Bond Trustee.
(c)If the Bond Trustee is Insolvent, or otherwise is permanently unable to fulfil its obligations under these Bond Terms, the Bond Trustee shall be deemed to have resigned and a successor Bond Trustee shall be appointed in accordance with this Clause 16.5. The Issuer may appoint a temporary Bond Trustee until a new Bond Trustee is elected in accordance with paragraph (a) above.
(d)The Bond Trustee may in its discretion decide that the change of Bond Trustee shall only take effect upon execution of all necessary actions to effectively substitute the retiring Bond Trustee, hereunder covering of such fees, loss, costs and expenses referred to in Clause 16.4 (Expenses, liability and indemnity). The retiring Bond Trustee shall be discharged from any further obligation in respect of the Finance Documents from the change takes effect, but shall remain liable under the Finance Documents in respect of any action which it took or failed to take whilst acting as Bond Trustee. The retiring Bond Trustee remains entitled to any benefits and any unpaid fees or expenses under the Finance Documents before the change has taken place.
(e)Upon change of Bond Trustee, the Issuer shall co-operate in all reasonable manners without delay to replace the retiring Bond Trustee with the successor Bond Trustee and release the retiring Bond Trustee from any future obligations under the Finance Documents and any other documents.
6.Security Agent
(a)The Bond Trustee is appointed to act as Security Agent for the Bonds, unless any other person is appointed. The main functions of the Security Agent may include holding Transaction Security on behalf of the Secured Parties and monitoring compliance by the Issuer and other relevant parties of their respective obligations under the Transaction Security Documents with respect to the Transaction Security on the basis of information made available to it pursuant to the Finance Documents.
(b)The Bond Trustee shall, when acting as Security Agent for the Bonds, at all times maintain and keep all certificates and other documents received by it, that are bearers of right relating to the Transaction Security in safe custody on behalf of the

Bondholders. The Bond Trustee shall not be responsible for or required to insure against any loss incurred in connection with such safe custody.
(c)Before the appointment of a Security Agent other than the Bond Trustee, the Issuer shall be given the opportunity to state its views on the proposed Security Agent, but the final decision as to appointment shall lie exclusively with the Bond Trustee.
(d)The functions, rights and obligations of the Security Agent may be determined by a Security Agent Agreement to be entered into between the Bond Trustee and the Security Agent, which the Bond Trustee shall have the right to require the Issuer and each Guarantor and any other party to a Finance Document to sign as a party, or, at the discretion of the Bond Trustee, to acknowledge. The Bond Trustee shall at all times retain the right to instruct the Security Agent in all matters, whether or not a separate Security Agent Agreement has been entered into.
(e)The provisions set out in Clause 16.4 (Expenses, liability and indemnity) shall apply mutatis mutandis to any expenses and liabilities of the Security Agent in connection with the Finance Documents.
17.AMENDMENTS AND WAIVERS
1.Procedure for amendments and waivers
(a)The Issuer and the Bond Trustee (acting on behalf of the Bondholders) may agree to amend the Finance Documents or waive a past default or anticipated failure to comply with any provision in a Finance Document, provided that:
(i)such amendment or waiver is not detrimental to the rights and benefits of the Bondholders in any material respect, or is made solely for the purpose of rectifying obvious errors and mistakes;
(ii)such amendment or waiver is required by applicable law, a court ruling or a decision by a relevant authority; or
(iii)such amendment or waiver has been duly approved by the Bondholders in accordance with Clause 15 (Bondholders’ Decisions).
(b)Any changes to these Bond Terms necessary or appropriate in connection with the appointment of a Security Agent other than the Bond Trustee shall be documented in an amendment to these Bond Terms, signed by the Bond Trustee (in its discretion). If so desired by the Bond Trustee, any or all of the Transaction Security Documents shall be amended, assigned or re-issued, so that the Security Agent is the holder of the relevant Security (on behalf of the Bondholders). The costs incurred in connection with such amendment, assignment or re-issue shall be for the account of the Issuer.
2.Authority with respect to documentation
If the Bondholders have resolved the substance of an amendment to any Finance Document, without resolving on the specific or final form of such amendment, the Bond Trustee shall be considered authorised to draft, approve and/or finalise (as applicable) any required documentation or any outstanding matters in such documentation without any further approvals or involvement from the Bondholders being required.

3.Notification of amendments or waivers
(a)The Bond Trustee shall as soon as possible notify the Bondholders of any amendments or waivers made in accordance with this Clause 17, setting out the date from which the amendment or waiver will be effective, unless such notice according to the Bond Trustee’s sole discretion is unnecessary. The Issuer shall ensure that any amendment to these Bond Terms is duly registered with the CSD.
(b)Prior to agreeing to an amendment or granting a waiver in accordance with paragraph (a)(i) of Clause 17.1 (Procedure for amendments and waivers), the Bond Trustee may inform the Bondholders of such waiver or amendment at a relevant information platform.
18.MISCELLANEOUS
1.Limitation of claims
All claims under the Finance Documents for payment, including interest and principal, will be subject to the legislation regarding time-bar provisions of the Relevant Jurisdiction.
2.Access to information
(a)These Bond Terms will be made available to the public and copies may be obtained from the Bond Trustee or the Issuer. The Bond Trustee will not have any obligation to distribute any other information to the Bondholders or any other person, and the Bondholders have no right to obtain information from the Bond Trustee, other than as explicitly stated in these Bond Terms or pursuant to statutory provisions of law.
(b)    In order to carry out its functions and obligations under these Bond Terms, the Bond Trustee will have access to the relevant information regarding ownership of the Bonds, as recorded and regulated with the CSD.
(c)    The information referred to in paragraph (b) above may only be used for the purposes of carrying out their duties and exercising their rights in accordance with the Finance Documents and shall not disclose such information to any Bondholder or third party unless necessary for such purposes.
3.Notices, contact information
(a)Unless otherwise specified, written notices to the Bondholders shall be provided as follows:
(i)if made by the Bond Trustee, on www.stamdata.com or other relevant information platform;
(ii)if made by the Issuer, by stock exchange announcement (if the Bonds are listed) or other relevant information platform.
(b)Any notice sent to the Bondholders via the CSD will be deemed to be given or made when sent from the CSD, unless otherwise specifically provided.
(c)Unless otherwise specified, all notices or other communications under or in connection with these Bond Terms between the Bond Trustee and the Issuer will be given or made in writing, by letter or e-mail. Any such notice or communication will be deemed to be given or made as follows:

(i)if by letter, when delivered at the address of the relevant party;
(ii)if by e-mail, when received; and
(iii)if by publication on a relevant information platform, when published.
(d)The Issuer and the Bond Trustee shall each ensure that the other party is kept informed of changes in postal address, e-mail address, telephone number and contact persons.
(e)When determining deadlines set out in these Bond Terms, the following will apply (unless otherwise stated):
(i)if the deadline is set out in days, the first day of the relevant period will not be included and the last day of the relevant period will be included;
(ii)if the deadline is set out in weeks, months or years, the deadline will end on the day in the last week or the last month which, according to its name or number, corresponds to the first day the deadline is in force. If such day is not a part of an actual month, the deadline will be the last day of such month; and
(iii)if a deadline ends on a day which is not a Business Day, the deadline is postponed to the next Business Day.
4.Defeasance
(a)Subject to paragraph (b) below and provided that:
(i)an amount sufficient for the payment of principal and interest on the Outstanding Bonds to the relevant Repayment Date (including, to the extent applicable, any premium payable upon exercise of a Call Option), and always subject to paragraph (c) below (the “Defeasance Amount”) is credited by the Issuer to an account in a financial institution acceptable to the Bond Trustee (the “Defeasance Account”);
(ii)the Defeasance Account is irrevocably pledged and blocked in favour of the Bond Trustee on such terms as the Bond Trustee shall request (the “Defeasance Pledge”); and
(iii)the Bond Trustee has received such legal opinions and statements reasonably required by it, including (but not necessarily limited to) with respect to the validity and enforceability of the Defeasance Pledge, then;
(A)the Issuer will be relieved from its obligations under paragraph (a) of Clause 12.2 (Requirements for Compliance Certificates), Clause 12.3 (Put Option Event), Clause 12.8 (Information: miscellaneous) and Clause 13 (General and Financial Undertakings);
(B)any Transaction Security shall be released and the Defeasance Pledge shall be considered replacement of the Transaction Security; and
(C)any Guarantor shall be released from any Guarantee or other obligation applicable to it under any Finance Document.

(b)The Bond Trustee shall be authorised to apply any amount credited to the Defeasance Account towards any amount payable by the Issuer under any Finance Document on the due date for the relevant payment until all obligations of the Issuer and all amounts outstanding under the Finance Documents are repaid and discharged in full.
(c)The Bond Trustee may, if the Defeasance Amount cannot be finally and conclusively determined, decide the amount to be deposited to the Defeasance Account in its discretion, applying such buffer amount as it deems necessary.
A defeasance established according to this Clause 18.4 may not be reversed.
19.GOVERNING LAW AND JURISDICTION
1.Governing law
These Bond Terms are governed by the laws of the Relevant Jurisdiction, without regard to its conflict of law provisions.
2.Main jurisdiction
The Bond Trustee and the Issuer agree for the benefit of the Bond Trustee and the Bondholders that the City Court of the capital of the Relevant Jurisdiction shall have jurisdiction with respect to any dispute arising out of or in connection with these Bond Terms. The Issuer agrees for the benefit of the Bond Trustee and the Bondholders that any legal action or proceedings arising out of or in connection with these Bond Terms against the Issuer or any of its assets may be brought in such court.
3.Alternative jurisdiction
Clause 19 (Governing law and jurisdiction) is for the exclusive benefit of the Bond Trustee and the Bondholders and the Bond Trustee have the right:
(a)to commence proceedings against the Issuer or any Guarantor or any of their respective assets for another competent court of a contracting state to the Lugano Convention of 2007, the applicable court in the jurisdiction of the Issuer or any Guarantor (as applicable) or in any court in any other jurisdiction (to the extent possible under applicable law); and
(b)to commence such proceedings, including enforcement proceedings, in any competent jurisdiction concurrently.
4.Service of process
(a)Without prejudice to any other mode of service allowed under any relevant law, the Issuer:
(i)irrevocably appoints Advokatfirmaet Arntzen AS as its agent for service of process in relation to any proceedings in connection with these Bond Terms; and
(ii)agrees that failure by an agent for service of process to notify the Issuer of the process will not invalidate the proceedings concerned.
(b)If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Issuer must immediately (and in any event within 10 Business Days of such event taking place) appoint another agent on terms acceptable to the Bond Trustee. Failing this, the Bond Trustee may appoint another agent for this purpose.

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These Bond Terms have been executed by way of electronic signatures.

SIGNATURES:

The Issuer: Kosmos Energy GTA Holdings /s/ Nealesh Shah . By: Nealesh Shah Position: CFO	As Bond Trustee and Security Agent: Nordic Trustee AS /s/ Olav Slagsvold By: Olav Slagsvold Position: Authorised Signatory

ATTACHMENT 1
COMPLIANCE CERTIFICATE

[date]
Kosmos Energy GTA Holdings 11.25% senior secured USD 550,000,000 bonds 2026/2031 ISIN NO 0013712281
We refer to the Bond Terms for the above captioned Bonds made between Nordic Trustee AS as Bond Trustee on behalf of the Bondholders and the undersigned as Issuer. Pursuant to Clause 12.2 (Requirements for Compliance Certificates) of the Bond Terms, a Compliance Certificate shall be issued in connection with each delivery of Financial Reports to the Bond Trustee.
This letter constitutes the Compliance Certificate for the period [●].
Capitalised terms used herein will have the same meaning as in the Bond Terms.
With reference to Clause 12.2 (Requirements for Compliance Certificates), we hereby certify that all information delivered under cover of this Compliance Certificate is true and accurate. Copies of our latest consolidated [Annual Financial Statements] / [Interim Accounts] are enclosed.
[The financial covenants set out in Clause 13.20 (Financial covenants) are met, please see the calculations and figures in respect of the covenants attached hereto.]
We confirm that, to the best of our knowledge, no Event of Default has occurred or is likely to occur.

Yours faithfully,
Kosmos Energy GTA Holdings

___________________
Name of authorised signatory
Enclosure: Annual Financial Statements / Interim Accounts; [and any other written documentation]

ATTACHMENT 2
RELEASE NOTICE – ESCROW ACCOUNT

[date]

Kosmos Energy GTA Holdings 11.25% senior secured USD 550,000,000 bonds 2026/2031 ISIN NO 0013712281
We refer to the Bond Terms for the above captioned Bonds made between Nordic Trustee AS as Bond Trustee on behalf of the Bondholders and the undersigned as Issuer.
Capitalised terms used herein will have the same meaning as in the Bond Terms.
We hereby give you notice that we on [date] wish to draw the amount specified in Enclosure I (Flow of Funds) from the Escrow Account to be applied pursuant to the purpose set out in the Bond Terms, and request you to instruct the bank to release the above mentioned amount.
We hereby represent and warrant that (i) no Event of Default has occurred and is continuing or is likely to occur as a result of the release from the Escrow Account, and (ii) we confirm that the representations and warranties set out in the Bond Terms are true and accurate in all material respects at the date hereof.

Yours faithfully,
Kosmos Energy GTA Holdings

___________________
Name of authorised signatory
Enclosure I: Flow of Funds

ATTACHMENT 3
INTERCREDITOR PRINCIPLES
Capitalised terms used below have the same meaning as ascribed to them in the Bond Terms, unless otherwise defined below. The main principles on which the Intercreditor Agreement will be based are as follows:

Parties:
To establish the relative rights of the creditors under various financing arrangements, the Intercreditor Agreement will be entered into (or acceded to where relevant) by and among the following parties:
1.Kosmos Energy GTA Holdings as issuer of the Bonds (the “Issuer”);
2.Kosmos Energy Ltd as the Ultimate Parent;
3.each Senior Guarantor (including, for the avoidance of doubt, the Ultimate Parent) (together with the Issuer, the “Debtors”);
4.any Issuer Group Company that is a lender under any Intercompany Loan (the “Intra-Group Lenders”);
5.the subordinated creditors in respect of any Subordinated Loan or unsecured Permitted Hedging Obligations (the “Subordinated Creditors”);
6.any hedge counterparties in respect of the Pari Passu Hedging Liabilities (the “Hedge Counterparties”);
7.any Pari Passu Creditor (or, in the case of a Pari Passu Creditor being a bondholder, its bond trustee);
8.the Bond Trustee (in its capacity as bond trustee under the Bonds); and
9.the Security Agent.

Ranking and priority:
The Pari Passu Liabilities owed by the Debtors to the Primary Creditors shall rank in right and priority of payment pari passu and without any preference between them.
Any Guarantee and the Transaction Security shall rank and secure the Pari Passu Liabilities pari passu and without any preference between them (but only to the extent that such Guarantee or Transaction Security is expressed to secure those liabilities).
The Subordinated Liabilities and Intra-Group Liabilities are postponed and subordinated to the Liabilities owed by the Debtors to the Primary Creditors under the Debt Documents.

Permitted payments in respect of Intra-Group Liabilities:
The Debtors may make payments in respect of Intra-Group Liabilities from time to time when due until an event of default has occurred and is continuing and of which an acceleration notice has been served under any of the relevant Debt Documents.
Prior to the final discharge date of the Primary Creditors, neither the Issuer nor any other Debtor shall make any payment of Subordinated Liabilities, other than (a) prior to the occurrence of an acceleration event under the relevant Debt Documents, to the extent permitted under the finance documents governing any Pari Passu Liabilities; or (b) following an acceleration event, with the consent of the Instructing Group. The Debt Documents shall not prohibit or restrict any roll-up or capitalisation of interest, fees or any other amount payable or conversion to equity in respect of any Intra-Group Liabilities or Subordinated Liabilities.

Effect of insolvency event:
After the occurrence of an insolvency event in relation to any Issuer Group Company or the Ultimate Parent, any party entitled to receive a distribution out of the assets of that member of the Issuer Group or Ultimate Parent Group (in the case of a Primary Creditor, only to the extent that such amount constitutes enforcement proceeds) in respect of liabilities owed to that party shall, to the extent it is able to do so, direct the person responsible for the distribution of the assets of that person to make that distribution to the Security Agent (or to such other person as the Security Agent shall direct) until the liabilities owing to the Secured Parties have been paid in full.
The Security Agent shall apply such distributions made to it in accordance with section “Application of proceeds” below.

Turnover of receipts:
If at any time prior to the final discharge date of all Primary Creditors, any Creditor receives or recovers any payment on account or in respect of any Liabilities other than as permitted by the Intercreditor Agreement, that Creditor will promptly pay or distribute an amount equal to that receipt or Recovery to the Security Agent for application in accordance with section “Application of proceeds” below.

Bond Trustee protection:
Notwithstanding the foregoing or any other provision in the Intercreditor Agreement, the Bond Trustee shall not be liable for any failure by any Bondholder to comply with any obligation such Bondholder may have under the Intercreditor Agreement, including to make any payment or repayment, or any distribution or redistribution (including, without limitation, under section “Turnover of receipts” above), to the Security Agent (or any other Creditor or person) of any amount received or recovered by that Bondholder under or in respect of any Debt Document.
Furthermore, the Bond Trustee shall have no obligation to pay, repay, distribute or redistribute, or ensure the payment, repayment, distribution or redistribution of, any amount received or recovered by any Bondholder under or in respect of any Debt Document which should have been paid, repaid, distributed or redistributed by such Bondholder to the Security Agent (or any other Creditor or person) pursuant to the terms of the Intercreditor Agreement, and shall not be liable for any damages, costs or losses incurred by any Creditor or any other person as result of any such failure by any Bondholder referred to above.

Enforcement of Transaction Security:
Following notification to the Security Agent of the occurrence of an Event of Default which is continuing (other than, for the avoidance of doubt, an Event of Default under and as defined in any Pari Passu Hedging Agreement with respect to any Hedge Counterparty), if any of the Pari Passu Creditors (the “Instructing Pari Passu Creditors”) wish to issue instructions as to enforcement of any Transaction Security or Guarantee, the Pari Passu Creditor Representatives representing that group of Instructing Pari Passu Creditors shall deliver a copy of those proposed Enforcement Instructions (an “Initial Enforcement Notice”) to the Security Agent and the Security Agent shall promptly forward such Initial Enforcement Notice to each Pari Passu Creditor Representative and each Hedge Counterparty which did not deliver such Initial Enforcement Notice.
Subject to the exceptions set out below, the Security Agent will act in accordance with such instructions as received from the Majority Pari Passu Creditors (“Enforcement Instructions”).
If the Majority Pari Passu Creditors have not instructed the Security Agent in writing to initiate enforcement of the Transaction Security in accordance with the Enforcement Principles within 60 days of the date of the Initial Enforcement Notice and in accordance with Enforcement Instructions received from the Majority Pari Passu Creditor as regards method of enforcement, the Security Agent will act in accordance with the Initial Enforcement Notice, provided that the Initial Enforcement Notice is consistent with the Enforcement Principles.
If an insolvency event is continuing with respect to a Debtor then the Security Agent shall enforce the Transaction Security or Guarantee or take other action as to Enforcement in such manner as the Majority Pari Passu Creditors shall instruct or, in the absence of any such instructions, as the Security Agent considers in its discretion to be appropriate and consistent with the Enforcement Principles.
No independent enforcement rights for any Hedge Counterparty.

Manner of enforcement:
If the Transaction Security is being enforced, the Security Agent shall enforce the Transaction Security in such manner as the Instructing Group shall instruct (provided that such instructions are consistent with section “Enforcement principles” below) or, in the absence of any such instructions, as the Security Agent considers in its discretion to be appropriate and consistent with those principles.
The other Secured Parties shall not have any independent power to enforce, or have recourse to, any of the Transaction Security or to exercise any right, power, authority or discretion arising under the documents evidencing the terms of the Transaction Security except through the Security Agent.

Non-distressed disposals:
If a disposal of an asset is a non-distressed disposal, the Security Agent shall be irrevocably authorised (without any consent or authority of any Creditor) to, among others, release the Transaction Security or any claim over the relevant asset or the relevant Issuer Group Company’s and/or Ultimate Parent Group Company’s other property and execute and deliver or enter into any release of the Transaction Security or claim and issue any letters of non-crystallisation.
If any disposal proceeds are required to be applied in mandatory prepayment of the Pari Passu Liabilities, then those disposal proceeds shall be applied in accordance with the Debt Documents and the consent of any other party shall not be required for that application.

Distressed disposals:
If a disposal of an asset is a distressed disposal, the Security Agent shall be irrevocably authorised:
(a)to release the Transaction Security and any other claim over the relevant asset; and
(b)if the relevant asset consists of shares or ownership interests in a Debtor or a holding company of a Debtor (each, a “Disposed Entity”):
(i)to release any Transaction Security granted by the Disposed Entity, or any subsidiary of the Disposed Entity, over any of its assets;
(ii)to release the Disposed Entity, or any subsidiary of the Disposed Entity, from all or any part of its liabilities;
(iii)to release any other claim of any Creditor or another Debtor over that Disposed Entity’s assets or over the assets of any subsidiary of that Disposed Entity;
(iv)to release the Disposed Entity and any other Issuer Group Company or Ultimate Parent Group Company from all or any part of its liabilities arising out of or in connection with that distressed disposal, or dispose of (including by way of appropriation) all or any part of those liabilities;
(v)to dispose of (including by way of appropriation) all or any part of the liabilities owing by the Disposed Entity, or any subsidiary of the Disposed Entity; and/or
(vi)to dispose of (including by way of appropriation) all or any part of the liabilities owing to the Disposed Entity, or any subsidiary of the Disposed Entity, in each case, (A) that may, in the discretion of the Security Agent, be considered necessary or desirable and (B) on behalf of the relevant Creditors, Secured Parties and Debtors.
The net proceeds of each distressed disposal (and each debt disposal) shall be paid, or distributed, to the Security Agent for application in accordance with section “Application of proceeds” below.
For the purposes of distressed disposals, the Security Agent (a) shall act on the instructions of the Instructing Group, or in the absence of any such instructions, as the Security Agent sees fit and (b) may engage, or approve the engagement of, pay for and rely on the services of a financial adviser in accordance with section “Enforcement principles” below.

Application of proceeds:
All amounts from time to time received or recovered by the Security Agent (a) pursuant to the terms of any Debt Document, (b) in connection with the realisation or enforcement of all or any part of the Transaction Security or (c) in connection with the making of any demand under any Guarantee (collectively, the “Recoveries”) shall be applied by the Security Agent in the following order of priority:
(a)in discharging any sums owing to the Security Agent and the Bond Trustee, any receiver, any delegate or any other Primary Creditor representatives (for its own account);
(b)in payment or distribution to the Pari Passu Creditor Representatives on its own behalf and on behalf of the Pari Passu Creditors for application towards the Pari Passu Liabilities on a pro rata basis;
(c)if none of the Debtors is under any further actual or contingent liability under any document evidencing the terms of any Pari Passu Liabilities, in payment or distribution to any person to whom the Security Agent is obliged to pay or distribute in priority to any Debtor; and
(d)the balance, if any, in payment or distribution to the relevant Debtor.

Enforcement principles:
The main enforcement principles are as follows:
(a)it shall be the primary and over-riding aim of any enforcement of any Transaction Security to maximise, to the extent consistent with a prompt and expeditious realisation of value, the value realised from any such enforcement;
(b)the Security Agent shall be under no obligation to appoint a financial adviser or to seek the advice of a financial adviser unless expressly required to do so by the Intercreditor Agreement; and
(c)any fairness opinion from a financial adviser will be conclusive evidence that the enforcement objective set out above has been met.

Additional Debt:
The Intercreditor Agreement and the Transaction Security will not prevent, or otherwise inhibit, the refinancing, replacement, increase or restructuring of any of the Liabilities in whole or in part (including by way of additional permitted indebtedness) (each, a “Debt Refinancing”), which is undertaken in accordance with the terms of the Debt Documents and customary provisions will be included to allow any relevant agent, trustee and the Security Agent to make necessary amendments to the Debt Documents and Transaction Security to enable the establishment of each new Debt Refinancing on the basis described above.

Governing law and jurisdiction:
The Intercreditor Agreement shall be (a) governed by Norwegian law and be subject to the jurisdiction of the Oslo District Court (Oslo tingrett) or (b) governed by English law and be subject to the jurisdiction of the English Courts.

Definitions:
“Creditors” means the Primary Creditors, the Intra-Group Lenders and the Subordinated Creditors.
“Debt Document” means the Intercreditor Agreement, any documents evidencing the terms of any Pari Passu Liabilities, any Intra-Group Liabilities, any Subordinated Liabilities any Guarantee or any Transaction Security and any other document designated as such by the Security Agent and a Debtor.
“Distress Event” means (a) any exercise of any rights under any acceleration provisions, or any acceleration provisions being automatically invoked, in each case under any Debt Document evidencing the terms of any Pari Passu Liabilities, (b) the enforcement of any Transaction Security or (c) (unless the context otherwise requires) the making of any demand under any Guarantee.
“Guarantee” means any guarantee, indemnity or other assurance against loss granted by any Debtor in respect of the obligations of any of the Debtors under any of the Debt Documents.
“Instructing Group” means:
(a)subject to paragraph (b) below, each Pari Passu Creditor (and where the Bond Trustee shall act (and be considered to act) on behalf of all the pari passu bondholders); and
(b)in relation to instructions as to the enforcement of any Transaction Security, the Pari Passu Creditor or group of Pari Passu Creditors entitled to give instructions as to such enforcement under section “Enforcement of Transaction Security” above.
“Intra-Group Liabilities” means the liabilities owed by any member of the Issuer Group to any of the Intra-Group Lenders.
“Majority Pari Passu Creditors” means, at any time, the Pari Passu Creditors whose pari passu credit participations at that time aggregate more than 50.00 per cent. of the total pari passu credit participations at that time, and where the Bond Trustee shall act (and be considered to act) on behalf of all the pari passu bondholders represented by it regardless of whether all or only the required majority of those pari passu bondholders voted in favour or against the decision to be made by the Majority Pari Passu Creditors under the Intercreditor Agreement at any relevant preceding meeting(s) of those pari passu bondholders.
“Pari Passu Creditor Representative” means the Bond Trustee, each Hedge Counterparty and any bondholder (or in the event any trustee or agent has been appointed to act on its behalf, such trustee or agent) under the Pari Passu Liabilities.
“Pari Passu Creditors” means the Bondholders, the Bond Trustee, the Hedge Counterparties and each other creditor which pursuant to section “Ranking and priority” above shall rank (a) in right and priority of payment and (b) in respect of any Guarantee and Transaction Security pari passu with the Bondholders and the Bond Trustee and without any preference between them.
“Pari Passu Hedging Liabilities” means any liabilities incurred by a Debtor under a Pari Passu Hedging Agreement.
“Pari Passu Liabilities” means the liabilities owed by the Debtors to the Pari Passu Creditors under or in connection with the relevant Debt Documents.
“Primary Creditors” means the Pari Passu Creditors.
“Secured Parties” means the Security Agent, the Bond Trustee (on behalf of itself and the Bondholders), the Hedge Counterparties, any receiver or delegate and each of the Primary Creditors from time to time but, in the case of each Primary Creditor, only if it (or, in the case of a Pari Passu Creditor being a bondholder, its bond trustee) is a party or has acceded to the Intercreditor Agreement in the proper capacity pursuant to the terms thereof.
“Subordinated Liabilities” means the liabilities owed to the Subordinated Creditors by the Issuer.
“Transaction Security” means the security granted by any Debtor in respect of the obligations of any of the Debtors under any of the Debt Documents (other than any Escrow Account Pledge).

ATTACHMENT 4
SUBORDINATION PRINCIPLES
Capitalised terms used below have the same meaning as ascribed to them in the Bond Terms, unless otherwise defined below. The main principles on which the Subordination Deed will be based are as follows:

Parties:
To establish the relative rights of the creditors under various financing arrangements, the Subordination Deed will be entered into (or acceded to if relevant) by and among the following parties:
1.Kosmos Energy GTA Holdings as issuer of the Bonds (the “Issuer”);
2.Kosmos Energy Finance International as the borrower and obligors’ agent under the Facility Agreement (the “Borrower”);
3.Kosmos Energy Operating, Kosmos Energy Equatorial Guinea, Kosmos Energy International, Kosmos Energy Development, Kosmos Energy Ghana HC, Kosmos Energy Finance International, Kosmos Energy Ghana Holdings Limited, Kosmos Energy Ghana Investments as guarantors (the “Subordinated Guarantors”);
4.The Standard Bank of South Africa Limited as security agent for the Senior Finance Parties (the “Senior Security Agent”);
5.The Standard Bank of South Africa Limited as facility agent for the Senior Finance Parties (the “Senior Facility Agent”, together with the Senior Security Agent, the “Senior Agents”) and as proceeds agent under the Subordination Deed (the “Proceeds Agent”);
6.the Bond Trustee (in its capacity as bond trustee under the Junior Finance Documents); and
7.the Security Agent as security agent of the Junior Finance Parties (the “Junior Agent”).

Ranking and priority:
The Liabilities owed by the Guarantors to the Finance Parties shall rank in right and priority of payment in the following order and are postponed and subordinated to any prior ranking Liabilities as follows: (a) first, the Senior Liabilities; and (b) second, the Junior Liabilities.

Payments in respect of Senior Liabilities:	The Subordinated Guarantors may make payments of the Senior Liabilities at any time in accordance with the Senior Finance Documents.
Amendments and waivers in respect of the Senior Finance Documents:
The Senior Finance Parties may amend or waive the terms of the Senior Finance Documents at any time in accordance with the terms of the Senior Finance Documents (including any increase of the Senior Liabilities) unless the amendment or waiver would be to remove the contractual entitlement of Subordinated Guarantors to guarantee the Junior Liabilities pursuant to the Junior Guarantee.

Payments in respect of Junior Liabilities:
Prior to the final discharge date of the Senior Liabilities, the Subordinated Guarantors shall not make any payment of Junior Liabilities other than: (a) scheduled payments of interest, fees costs and expenses (not including repayment of principal) provided that no Junior Payment Stop Event is outstanding; (b) payments made with the prior written consent of the Senior Facility Agent; or (c) if an insolvency event has occurred in relation to a Subordinated Guarantor.
Any failure to make a payment due to the Junior Finance Parties as a result of a Junior Payment Stop Event shall not prevent: (a) the occurrence of an event of default; or (b) the issue of an enforcement notice on behalf of the Junior Finance Parties. The accrual and capitalisation of interest in accordance with the Junior Finance Documents shall continue notwithstanding the occurrence of a Junior Payment Stop Event.
The Junior Liabilities may not be converted to shares in any Subordinated Guarantor.

Amendments and waivers in respect of the Junior Finance Documents:
The Junior Finance Parties may amend or waive the terms of the Junior Finance Documents at any time unless such amendment or waiver: (a) would make (or would have the effect of making) the maturity date of the Junior Finance Documents earlier than the final maturity date under the Facility Agreement; (b) increases the margin relating to the Junior Liabilities, or increases any fees or commission, in each case other than as contemplated by the Junior Finance Documents or which is permitted in accordance with section “Permitted Refinancing of the Junior Liabilities” below; or (c) would otherwise be prejudicial to the interests of the Senior Finance Parties (including any group of them) under the Senior Finance Documents.

Enforcement of Junior Liabilities:
Prior to the final discharge date of the Senior Liabilities, no Junior Finance Party shall be entitled to take any enforcement action against any Subordinated Guarantor in respect of the Junior Liabilities other than: (a) if an insolvency event has occurred in relation to a Subordinated Guarantor; (b) if an acceleration event has occurred in relation to the Facility Agreement, taking the same enforcement action as constitutes that acceleration event in relation to the Facility Agreement; (c) if the Junior Agent has notified each Senior Agent that an event of default has occurred and is continuing and 179 days have passed thereafter; or (d) with the prior written consent of the Senior Facility Agent.

Effect of insolvency event:
After the occurrence of an insolvency event in relation to any Subordinated Guarantor, any Junior Finance Party entitled to receive a distribution out of the assets of that Subordinated Guarantor in respect of Liabilities owed to that Junior Finance Party shall, to the extent it is able to do so, direct the person responsible for the distribution of the assets of that Subordinated Guarantor to pay that distribution to the Proceeds Agent until the Liabilities owing to the Senior Finance Parties have been unconditionally and irrevocably paid in full.
The Proceeds Agent shall apply such distributions made to it in accordance with section “Application of proceeds” below.

Turnover of receipts:
If at any time prior to the final discharge date of all Senior Liabilities, any Junior Finance Party receives or recovers from a Subordinated Guarantor any payment or distribution of, or on account of or in relation to, any of the Junior Liabilities other than as permitted by the Subordination Deed, that Junior Finance Party will promptly pay or distribute an amount equal to that receipt or recovery to the Proceeds Agent for application in accordance with the terms of the Subordination Deed until the Liabilities owing to the Senior Finance Parties have been unconditionally and irrevocably paid in full.
The Junior Agent (in its capacity as Bond Trustee or as Security Agent) shall be entitled to hold any payment received by it under the Junior Guarantees or otherwise from a Subordinated Guarantor, without applying such payment in accordance with the Intercreditor Agreement or the Finance Documents, until it has received confirmation to its satisfaction (which may include a requirement for confirmation from a Senior Agent or the Proceeds Agent) that such application is permitted under the Subordination Deed or that no turnover obligation applies.

Distressed Disposals:
If a Distressed Disposal is being effected, the Junior Agent shall, and is irrevocably authorised to (at the cost of the relevant Subordinated Guarantor) release: (a) the Junior Guarantee in respect of that Subordinated Guarantor and all liabilities and obligations of that Subordinated Guarantor under the Junior Guarantee or under any other Junior Finance Document; and (b) (or dispose of) all or any part of the Junior Liabilities owed by that Subordinated Guarantor to any Junior Finance Party.

Application of proceeds:
All amounts from time to time received or recovered by the Proceeds Agent in respect of the Liabilities pursuant to the terms of any Finance Document (collectively, the “Recoveries”) shall be applied by the Proceeds Agent in the following order of priority:
(c)in payment to the Senior Security Agent for application in accordance with the senior intercreditor agreement;
(d)in discharging any sums owing to the Proceeds Agent;
(e)in payment of all costs and expenses incurred by any Junior Finance Party in connection with any action taken in accordance with the terms of the Subordination Deed or at the request of the Junior Agent in accordance with the Subordination Deed;
(f)in payment to the Junior Agent on behalf of the Junior Finance Parties for application towards the discharge of the Junior Liabilities (on a pro rata basis between the Junior Liabilities of each Junior Finance Party) in accordance with the terms of the Junior Finance Documents;
(g)if none of the Borrower, the Issuer or the Subordinated Guarantors are under any further actual or contingent liability under any Finance Document, in payment to any person to whom the Proceeds Agent is obliged to pay in priority to any of the Borrower, the Issuer or the Subordinated Guarantors; and
(h)the balance, if any, in payment to the Subordinated Guarantors.

Permitted Refinancing of the Senior Liabilities:
In the event the Senior Liabilities are amended, restated, refinanced, replaced or restructured in whole or in part (including in the case of any increase in commitments under or pursuant to the Senior Finance Documents) (a “New Senior Financing”), then that New Senior Financing and any reconstituted, new, amended or replacement security, guarantees and other assurances of whatever kind given in support of such New Senior Financing will rank senior in priority in terms of payment and security to the Junior Liabilities.

Permitted Refinancing of the Junior Liabilities:
In the event the Junior Liabilities are amended, restated, refinanced, replaced or restructured in whole or in part (a “New Junior Financing”), then any Junior Guarantee may be reconstituted, amended or replaced (the “New Junior Guarantee”), provided that:
(i)the New Junior Guarantee is on substantially the same terms as the Junior Guarantee and does not contain any new terms that are prejudicial to the interests of the Senior Finance Parties (or any group of them) relative to those under the Junior Guarantee; and
(j)the Junior Liabilities will rank junior in priority to the Senior Liabilities on the same terms and conditions as set out in the Subordination Deed.

Junior Finance Parties’ indemnity:
Each Junior Finance Party shall (in the proportion that the Junior Liabilities due to it bears to the aggregate of the Junior Liabilities due to all the Junior Finance Parties for the time being (or, if the Junior Liabilities due to each of those Junior Finance Parties is zero, immediately prior to their being reduced to zero)), indemnify the Proceeds Agent, within three (3) business days of demand, against any cost, loss or liability incurred by any of them (otherwise than by reason of the Proceeds Agent’s gross negligence or wilful misconduct in acting as the Proceeds Agent and unless the Proceeds Agent has already been reimbursed by a Subordinated Guarantor under the Subordination Deed).

Governing law and jurisdiction:
The Subordination Deed and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law and be subject to the jurisdiction of the courts of England and Wales.

Definitions:
“Distressed Disposal” means a disposal of an asset of a Subordinated Guarantor (or a disposal of a Subordinated Guarantor) which is: (a) being effected at the request of a Senior Agent in circumstances where the Senior Transaction Security has become enforceable in accordance with the terms of the Senior Finance Documents; or (b) being effected by enforcement of the Senior Transaction Security in accordance with the terms of the Senior Finance Documents.
“Facility Agreement” means a facility agreement dated 28 March 2011 entered into between, amongst others, the Borrower as original Borrower, the Senior Facility Agent as facility agent and the Senior Security Agent as security agent.
“Finance Documents” means the Junior Finance Documents and the Senior Finance Documents, as the context requires.
“Finance Party” means a Junior Finance Party, a Senior Finance Party and the Proceeds Agent.
“Liabilities” means the Junior Liabilities and the Senior Liabilities.
“Junior Finance Document” means the Subordination Deed, the Bond Terms, the Junior Guarantee and any document designated as a “Finance Document” by the Issuer and the Bond Trustee.
“Junior Finance Party” means the Junior Agent, the Bond Trustee (on behalf of itself and the Bondholders), any receiver or delegate and each of the Bondholders.
“Junior Guarantee” means the guarantee provided by the Guarantors in favour of the Junior Finance Parties under a deed of guarantee.
“Junior Liabilities” means all present and future liabilities and obligations at any time owing to any Junior Finance Party under the Junior Finance Documents.
“Junior Payment Stop Event” shall occur if: (a) a funding shortfall has occurred as determined by the terms of the Facility Agreement; (b) in connection with a payment that is proposed to be made in respect of the Junior Liabilities, a default or event of default has occurred or is continuing or could result from the making of such payment; or (c) aggregate outstandings exceed the borrowing base amount under the Facility Agreement.
“Senior Finance Document” means a “Finance Document” as defined under the Facility Agreement.
“Senior Finance Party” means a “Finance Party” as defined in the Facility Agreement.
“Senior Liabilities” means all present and future liabilities and obligations at any time owing to any Senior Finance Party under the Senior Finance Documents.
“Senior Transaction Security” means the Security created or evidenced or expressed to be created or evidenced under or pursuant to a “Security Document” as defined under the Facility Agreement.